SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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Starbucks Corporation

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Seattle, Washington

December 10, 2004

Dear Shareholders:

      You are cordially invited to attend the Starbucks Corporation Annual Meeting of Shareholders on Wednesday, February 9, 2005, at 10 a.m. (Pacific Time). The meeting will be held at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington. Directions to McCaw Hall and transportation information appear on the back cover of this Notice of Annual Meeting and Proxy Statement.

      As always, we anticipate a large number of attendees at our Annual Meeting of Shareholders. To ensure a pleasant experience for shareholders, we are implementing a new ticketing process. In order to obtain seats at this year’s Annual Meeting, shareholders must request a complimentary ticket through Ticketmaster. Instructions as to how to obtain an admission ticket to the Annual Meeting are included on the back cover of this Notice of Annual Meeting and Proxy Statement. Each attendee must present an admission ticket in order to be admitted to the Annual Meeting.

      The matters to be acted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement. At the meeting, we will also report on Starbucks Corporation’s operations and respond to any questions you may have.

      While we will make every effort to accommodate all attendees, we cannot guarantee seating availability. We strongly recommend that shareholders request tickets early, beginning January 3, 2005. Please bring one admission ticket for each attendee. Doors will open at 8:00 a.m. the day of the event.

      YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by telephone, the Internet or by mail in order to ensure the presence of a quorum. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Very truly yours,

Howard Schultz chairman and chief global strategist	Orin C. Smith president and chief executive officer

STARBUCKS CORPORATION

2401 Utah Avenue South
Seattle, Washington 98134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held
February 9, 2005

      The Annual Meeting of Shareholders of Starbucks Corporation (the “Company”) will be held at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington, on Wednesday, February 9, 2005, at 10 a.m. (Pacific Time) for the following purposes:

1.	To elect four Class 3 directors to serve until the 2008 Annual Meeting of Shareholders;

2.	To approve the Starbucks Corporation 2005 Long-Term Equity Incentive Plan, including the reservation of an additional 24,000,000 shares of common stock that may be issued as awards under the plan;

3.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 2, 2005; and

4.	To act on a shareholder proposal requiring the Board of Directors of the Company to establish a policy and goal of purchasing all or substantially all of its coffee as Fair Trade CertifiedTM coffee by 2010, if properly presented at the meeting.

      Only shareholders of record at the close of business on December 2, 2004 will be entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournments thereof.

      The Company’s Proxy Statement is attached hereto. Financial and other information concerning the Company is contained in the Company’s Annual Report to Shareholders for the fiscal year ended October 3, 2004.

By Order of the Board of Directors,

Paula E. Boggs
secretary

Seattle, Washington

December 10, 2004

YOUR VOTE IS IMPORTANT

      WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, WE URGE YOU TO VOTE AND SUBMIT YOUR PROXY BY TELEPHONE, THE INTERNET OR BY MAIL AS PROMPTLY AS POSSIBLE TO ENSURE THE PRESENCE OF A QUORUM FOR THE MEETING. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, REVOKE THE PROXY AND VOTE IN PERSON. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

Page

APPENDIX A — STARBUCKS CORPORATION 2005 LONG-TERM EQUITY INCENTIVE PLAN	A-1
Ticketing and Transportation Information for the Starbucks Corporation Annual Meeting of Shareholders at Marion Oliver McCaw Hall	See outside back cover

STARBUCKS CORPORATION

2401 Utah Avenue South
Seattle, Washington 98134

PROXY STATEMENT

for the
ANNUAL MEETING OF SHAREHOLDERS

       This Proxy Statement is furnished by and on behalf of the board of directors (the “Board of Directors” or “Board”) of Starbucks Corporation, a Washington corporation (“Starbucks” or the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the Company to be held at 10 a.m. (Pacific Time) on Wednesday, February 9, 2005 (the “Annual Meeting”), at Marion Oliver McCaw Hall (“McCaw Hall”) at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington, and at any adjournment thereof. Directions to McCaw Hall and a map are provided on the back cover of this Proxy Statement. This Proxy Statement and the enclosed proxy card will be first mailed on or about January 3, 2005 to the Company’s shareholders of record on December 2, 2004 (the “Record Date”).

      A shareholder who delivers an executed proxy pursuant to this solicitation may revoke it at any time before it is exercised by (i) executing and delivering a later dated proxy card to the secretary of the Company prior to the Annual Meeting, (ii) delivering written notice of revocation of the proxy to the secretary of the Company prior to the Annual Meeting, or (iii) attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Proxies will be voted as instructed by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company represented thereby will be voted: (1) FOR the election of the four director candidates nominated by the Board of Directors; (2) FOR approval of the Starbucks Corporation 2005 Long-Term Equity Incentive Plan, including the reservation of an additional 24,000,000 shares of common stock that may be issued as awards under the plan; (3) FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 2, 2005; (4) AGAINST the proposal requiring the Board of Directors to establish a policy and goal of purchasing all or substantially all of the Company’s coffee as Fair Trade CertifiedTM coffee by 2010; and (5) in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.

      The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Under Washington law, if a quorum is present, a nominee for election to a position on the Board of Directors will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee and exceed the votes cast for any other nominee for that position. If a quorum is present, approval of all other matters that properly come before the meeting requires that the votes cast in favor of such actions exceed the votes cast against such actions. Abstentions and broker non-votes will not be counted either in favor of or against the election of nominees for director or other proposals. Proxies and ballots will be received and tabulated by Mellon Investor Services LLC, the Company’s transfer agent and the inspector of elections for the Annual Meeting.

      The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. Proxies will be solicited by mail and may also be solicited by directors, officers and other employees of the Company, without additional remuneration, in person or by telephone or facsimile transmission. In addition, the Company has retained The Altman Group, Inc. to act as a proxy solicitor in conjunction with the Annual Meeting. The Company has agreed to pay that firm $15,000, plus reasonable out of pocket expenses, for proxy solicitation services. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the Record Date and will reimburse such persons for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by telephone, the Internet or by completing and returning the enclosed proxy card will help to avoid additional expense.

      At the close of business on December 8, 2004, there were 399,976,509 shares of Common Stock outstanding and there were no outstanding shares of any other class of stock. Holders of shares of Common Stock are entitled to cast one vote per share on all matters.

PROPOSAL 1 — ELECTION OF DIRECTORS

      In accordance with the Company’s Amended and Restated Bylaws, by resolution the Board of Directors has set the size of the Board at twelve members. The Amended and Restated Articles of Incorporation of the Company provide that the Board of Directors shall be divided into three groups, with such groups to be as equal in number as possible. Upon the expiration of the term of a class of directors, nominees for such class are elected to serve for a term of three years and until their respective successors have been elected and qualified. The terms of the current Class 3 directors, Ms. Bass and Messrs. Foley, Lee and Schultz, expire upon the election and qualification of the Class 3 directors to be elected at the Annual Meeting. Mr. Foley has notified the Board that he will retire from the Board, effective immediately prior to the Annual Meeting, and so is not standing for reelection. The Board of Directors has nominated Ms. Bass and Messrs. Lee and Schultz for reelection, and Ms. Mellody Hobson for election, to the Board of Directors as Class 3 directors at the Annual Meeting, to serve until the 2008 Annual Meeting of Shareholders and until their respective successors have been elected and qualified. The terms of the Class 1 and Class 2 directors expire at the 2006 and 2007 Annual Meeting of Shareholders, respectively.

      Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of Ms. Bass and Hobson and Messrs. Lee and Schultz to the Board of Directors. The nominees have consented to serve as directors of the Company if elected. If, at the time of the Annual Meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe any of the nominees will be unable or will decline to serve as a director.

      Set forth below is certain information furnished to the Company by the director nominees and by each of the incumbent directors whose terms will continue following the Annual Meeting. There are no family relationships among any directors or executive officers of the Company. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of the Company.

Class 3 Directors

Terms expire at the Annual Meeting

      BARBARA BASS, 53, has been a director of the Company since January 1996. Since 1993, Ms. Bass has been the president of Gerson Bakar Foundation. From 1989 to 1992, Ms. Bass was president and chief executive officer of the Emporium Weinstock Division of Carter Hawley Hale Stores, Inc. Ms. Bass also serves on the board of directors of DFS Group Limited, a retailer of luxury branded merchandise, and bebe stores, inc., a retailer of contemporary sportswear and accessories.

      OLDEN LEE, 63, has been a director of the Company since June 2003. Mr. Lee worked with PepsiCo, Inc. for 28 years in a variety of positions, including serving as senior vice president of human resources of its Taco Bell division and senior vice president and chief personnel officer of its KFC division.

      HOWARD SCHULTZ, 51, is the founder of the Company, the chairman of the Board and has served as chief global strategist since June 2000. From the Company’s inception, he served as chairman of the board and chief executive officer. From 1985 to June 1994, Mr. Schultz was also the Company’s president. From January

1986 to July 1987, Mr. Schultz was the chairman of the board, chief executive officer and president of Il Giornale Coffee Company, a predecessor to the Company. From September 1982 to December 1985, Mr. Schultz was the director of retail operations and marketing for Starbucks Coffee Company, a predecessor to the Company. Mr. Schultz also serves on the board of directors of DreamWorks Animation SKG, Inc.

Class 3 Director Nominee

      MELLODY HOBSON, 35, was nominated by the Board as a Class 3 Director in November 2004. Ms. Hobson has served as the president and a director of Ariel Capital Management, LLC/Ariel Mutual Funds, a Chicago-based investment management firm, since 2000. She previously served as senior vice president and director of marketing at Ariel Capital Management, Inc. from 1994 to 2000, and as vice president of marketing at Ariel Capital Management, Inc. from 1991 to 1994. Ms. Hobson works with a variety of civic and professional institutions, including serving as a director of the Chicago Public Library as well as its foundation and as a board member of the Field Museum and the Chicago Public Education Fund. In 2004, the Wall Street Journal named her as one of its “50 Women to Watch”. Ms. Hobson also serves on the board of directors of Tellabs, Inc., DreamWorks Animation SKG, Inc. and The Estee Lauder Companies Inc.

Class 1 Directors

Terms expire at the 2006 Annual Meeting

      HOWARD P. BEHAR, 60, has been a director of the Company since January 1996. Mr. Behar came out of retirement to serve as the Company’s president, North America from September 2001 through December 2002. Prior to serving in that capacity, Mr. Behar served as president of Starbucks Coffee International, Inc. from June 1994 until his retirement in late 1999. From February 1993 to June 1994, Mr. Behar served as the Company’s executive vice president, Sales and Operations. From February 1991 to February 1993, Mr. Behar served as the Company’s senior vice president, Retail Operations and from August 1989 to January 1991, he served as the Company’s vice president, Retail Stores. Mr. Behar also serves on the board of directors of The Gap, Inc. and Shurgard Storage Centers, Inc.

      JAMES G. SHENNAN, JR., 63, has been a director of the Company since March 1990. Mr. Shennan has served as a general partner of Trinity Ventures, a venture capital organization, since September 1989. Prior to that time, he served as the chief executive of Addison Consultants, Inc., an international marketing services firm, and two of its predecessor companies. Mr. Shennan also serves on the board of directors of P.F. Chang’s China Bistro, Inc.

      MYRON E. ULLMAN, III, 58, has been a director since January 2003. Mr. Ullman has served as the chairman of the board of directors and chief executive officer of J.C. Penney Company, Inc. since December 2004. Mr. Ullman served as directeur general, group managing director of LVMH Möet Hennessy Louis Vuitton, a luxury goods manufacturer and retailer from July 1999 to January 2002. From January 1995 to June 1999, Mr. Ullman served as group chairman and chief executive officer of DFS Group Limited, a retailer of luxury branded merchandise. From 1992 to 1995, Mr. Ullman served as chairman and chief executive officer of R.H. Macy & Co., Inc. Mr. Ullman also serves on the board of directors of Polo Ralph Lauren Corporation, Segway, LLC, and the board of advisors of Kendall-Jackson Wine Estates, Ltd.

      CRAIG E. WEATHERUP, 59, has been a director of the Company since February 1999. From March 1999 to January 2003, Mr. Weatherup served as the chairman and chief executive officer of The Pepsi Bottling Group, Inc. Prior to the initial public offering of The Pepsi Bottling Group, Inc. in early 1999, Mr. Weatherup worked with PepsiCo, Inc. for 24 years and served as chief executive officer of its worldwide Pepsi-Cola business. Mr. Weatherup also serves on the board of directors of Federated Department Stores, Inc.

Class 2 Directors

Terms expire at the 2007 Annual Meeting

      WILLIAM W. BRADLEY, 61, has been a director of the Company since June 2003. Mr. Bradley is a managing director of Allen & Company LLC. From 2001 until 2004, he acted as chief outside advisor to

McKinsey & Company’s non-profit practice. In 2000, Mr. Bradley was a candidate for the Democratic nomination for President of the United States. Mr. Bradley also served as a senior advisor and vice chairman of the International Council of JP Morgan & Co., Inc. from 1997 through 1999. During that time, Mr. Bradley also worked as an essayist for CBS Evening News, a visiting professor at Stanford University, Notre Dame University and the University of Maryland. Mr. Bradley served in the U.S. Senate from 1979 until 1997 representing the State of New Jersey. Prior to serving in the U.S. Senate, Mr. Bradley was an Olympic gold medalist in 1964, and from 1967 through 1977 he played professional basketball for the New York Knicks, during which time they won two world championships. Mr. Bradley also serves on the board of directors of Willis Group Holdings Limited and Seagate Technology.

      GREGORY B. MAFFEI, 44, has been a director of the Company since February 1999. Mr. Maffei is chairman and chief executive officer of 360networks Corporation, a telecommunications service provider. Previously, Mr. Maffei served as the chief financial officer of Microsoft Corporation from 1997 to 2000, and as its vice president, corporate development and treasurer from 1994 to 1997. Mr. Maffei also serves on the board of directors of Electronic Arts Inc.

      ORIN C. SMITH, 62, has been a director of the Company since January 1996. Mr. Smith has served as president and chief executive officer of the Company since June 2000. From June 1994 to May 2000, Mr. Smith served as the Company’s president and chief operating officer, and from March 1990 to June 1994, he was the Company’s vice president and chief financial officer and later its executive vice president and chief financial officer. Mr. Smith has announced his intention to retire as president and chief executive officer, and intends to retire from the Board effective March 31, 2005. Mr. Smith also serves on the board of directors of NIKE, Inc.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MS. BASS AND HOBSON AND MESSRS. LEE AND SCHULTZ TO THE BOARD OF DIRECTORS.

The Company’s Director Nominations Process

      The Company’s Board of Directors has, by resolution of the Board, adopted a Director Nominations Policy (the “Nominations Policy”), which is available at www.starbucks.com/aboutus/ corporate governance.asp. The purpose of the Nominations Policy is to describe the process by which candidates for possible inclusion in the Company’s recommended slate of director nominees (the “Candidates”) are selected. The Nominations Policy is administered by the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Company.

Minimum Criteria for Board Members

      Each Candidate must possess at least the following specific minimum qualifications:

•	Each Candidate shall be prepared to represent the best interests of all of the Company’s shareholders and not just one particular constituency.

•	Each Candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life and has established a record of professional accomplishment in his/her chosen field.

•	No Candidate, or family member (as defined in the Marketplace Rules of The Nasdaq Stock Market, Inc. (“Nasdaq”)), or affiliate or associate (each as defined in Rule 405 under the Securities Act of 1933, as amended) of a Candidate, shall have any material personal, financial or professional interest in any present or potential competitor of the Company.

•	Each Candidate shall be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so.

•	Each Candidate shall be willing to make, and financially capable of making, the required investment in the Company’s stock in the amount and within the timeframe specified in the Company’s Corporate Governance Principles and Practices.

Desirable Qualities and Skills

      In addition, the Nominating Committee also considers it desirable that Candidates possess the following qualities or skills:

•	Each Candidate should contribute to the Board’s overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics.

•	Each Candidate should contribute positively to the existing chemistry and collaborative culture among Board members.

•	Each Candidate should possess professional and personal experiences and expertise relevant to the Company’s goal of being one of the world’s leading consumer brands. At this stage of the Company’s development, relevant experiences might include, among other things, large company CEO experience, senior level international experience, senior level multi-unit small box retail or restaurant experience and relevant senior level expertise in one or more of the following areas — finance, accounting, sales and marketing, organizational development, information technology and public relations.

Internal Process for Identifying Candidates

      The Nominating Committee has two primary methods for identifying Candidates (other than those proposed by the Company’s shareholders, as discussed below). First, on a periodic basis, the Nominating Committee solicits ideas for possible Candidates from a number of sources — members of the Board; senior level Company executives; individuals personally known to the members of the Board; and research, including database and Internet searches.

      Second, the Nominating Committee may from time to time use its authority under its charter to retain at the Company’s expense one or more search firms to identify Candidates (and to approve such firms’ fees and other retention terms). If the Nominating Committee retains one or more search firms, they may be asked to identify possible Candidates who meet the minimum and desired qualifications expressed in the Nominations Policy, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the Board, the Nominating Committee and each Candidate during the screening and evaluation process and thereafter to be available for consultation as needed by the Nominating Committee.

      The Nominations Policy divides the process for Candidates proposed by shareholders into the general nomination right of all shareholders and proposals by “Qualified Shareholders” (as defined below).

General Nomination Right of All Shareholders

      Any shareholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of shareholders if the shareholder complies with the notice, information and consent provisions contained in the Company’s Amended and Restated Bylaws. The Company has an advance notice bylaw provision. In order for the director nomination to be timely, a shareholder’s notice to the Company’s executive vice president, general counsel and secretary must be delivered to the Company’s principal executive offices not less than 120 days prior to the anniversary of the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting. In the event that the

Company sets an annual meeting date that is not within 30 days before or after the anniversary of the date of the immediately preceding annual shareholders meeting, notice by the shareholder must be received no later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. The procedures described in the next paragraph are meant to establish an additional means by which certain shareholders can have access to the Company’s process for identifying and evaluating Candidates, and is not meant to replace or limit shareholders’ general nomination rights in any way.

Proposals by Qualified Shareholders

      In addition to those Candidates identified through its own internal processes, in accordance with the Nominations Policy, the Nominating Committee will evaluate a Candidate proposed by any single shareholder or group of shareholders that has beneficially owned more than 5% of the Common Stock for at least one year (and will hold the required number of shares through the annual shareholders meeting) and that satisfies the notice, information and consent provisions in the Nominations Policy (a “Qualified Shareholder”). All Candidates (whether identified internally or by a Qualified Shareholder) who, after evaluation, are then recommended by the Nominating Committee and approved by the Board, will be included in the Company’s recommended slate of director nominees in its proxy statement.

      In order to be considered by the Nominating Committee for an upcoming annual meeting of shareholders, a notice from a Qualified Shareholder regarding a potential Candidate must be received by the Nominating Committee not less than 120 calendar days before the anniversary of the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting. If the Company changes its annual meeting date by more than 30 days from year to year, the notice must be received by the Nominating Committee no later than the close of business on the tenth day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed.

      Any Candidate proposed by a Qualified Shareholder must be independent of the Qualified Shareholder in all respects as determined by the Nominating Committee or by applicable law. Any Candidate submitted by a Qualified Shareholder must also meet the definition of an “independent director” under Nasdaq rules.

Evaluation of Candidates

      The Nominating Committee will consider all Candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

      If, based on the Nominating Committee’s initial evaluation, a Candidate continues to be of interest to the Nominating Committee, the Chair of the Nominating Committee will interview the Candidate and communicate the Chair’s evaluation to the other Nominating Committee members, the chairman of the Board and chief global strategist, and the president and chief executive officer. Later reviews will be conducted by other members of the Nominating Committee and senior management. Ultimately, background and reference checks will be conducted and the Nominating Committee will meet to finalize its list of recommended Candidates for the Board’s consideration.

Timing of the Identification and Evaluation Process

      The Company’s fiscal year ends each year on the Sunday closest to September 30. The Nominating Committee usually meets in September and November to consider, among other things, Candidates to be recommended to the Board for inclusion in the Company’s recommended slate of director nominees for the next annual meeting and the Company’s proxy statement. The Board usually meets each November to vote on, among other things, the slate of director nominees to be submitted to and recommended for election by shareholders at the annual meeting, which is typically held in February or March of the following calendar year.

Future Revisions to the Nominations Policy

      The Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of the Company’s director nominations process. The Nominating Committee intends to review the Nominations Policy at least annually and anticipates that modifications will be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating Committee may amend the Nominations Policy at any time, in which case the most current version will be available on the Company’s web site.

Affirmative Determinations Regarding Director Independence and Other Matters

      The Board has determined that each of the following directors is an “independent director” as such term is defined in Nasdaq Marketplace Rule 4200(a)(15):

Barbara Bass
William W. Bradley
Craig J. Foley
Olden Lee
Gregory B. Maffei
James G. Shennan
Myron E. Ullman, III
Craig E. Weatherup

      In this proxy statement the directors who have been affirmatively determined by the Board to be “independent directors” under this rule are referred to individually as an “Independent Director” and collectively as the “Independent Directors.”

      The Board of Directors has also determined that each member of the three committees of the Board meets the independence requirements applicable to those committees prescribed by Nasdaq, the Securities and Exchange Commission (“SEC”) and/or the Internal Revenue Service. The Board of Directors has further determined that Gregory B. Maffei, a member of the Audit and Compliance Committee of the Board of Directors, is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. If elected by shareholders at the Annual Meeting, it is expected that Ms. Hobson will be appointed to the Audit and Compliance Committee of the Board (the “Audit Committee”).

      With the assistance of legal counsel to the Company, the Nominating Committee reviewed the applicable legal standards for Board member and Board committee independence and the criteria applied to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by each of the Independent Directors. On the basis of this review, the Nominating Committee delivered a report to the full Board of Directors and the Board made its independence and “audit committee financial expert” determinations based upon the Nominating Committee’s report and each member’s review of the information made available to the Nominating Committee.

Presiding Director

      Bi-annually, at the first meeting of the Board following the annual meeting of shareholders, the Independent Directors select from their group an Independent Director to preside at all meetings of the Independent Directors. Mr. Shennan was selected after the 2004 Annual Meeting of Shareholders as Presiding Director. The Independent Directors meet in executive session at each Board meeting.

Compensation of Directors

      Only non-employee directors are compensated for serving as directors of the Company. In May 2003, the Board of Directors, on recommendation from the Nominating Committee, adopted new guidelines for the compensation of the Company’s non-employee directors. Under these guidelines, for each fiscal year of service non-employee directors receive a retainer of $100,000 and $100,000 in equity compensation. Non-employee directors may elect to receive the $100,000 retainer in cash or in the form of deferred stock units under the Starbucks Corporation Directors Deferred Compensation Plan, as amended and restated effective September 29, 2003 (the “NED Deferral Plan”), or options to acquire Common Stock under the Starbucks Corporation Amended and Restated 1989 Stock Option Plan for Non-Employee Directors (the “NED Option Plan”). Non-employee directors may elect to receive the $100,000 in equity compensation in the form of either deferred stock units under the NED Deferral Plan or options granted under the NED Option Plan. Elections regarding the form of compensation to be received for a fiscal year must be made prior to the beginning of the fiscal year, and non-employee directors receive their compensation in accordance with those elections in November.

      Upon first joining the Board of Directors, non-employee directors are granted options to acquire 30,000 shares of Common Stock under the NED Option Plan. These options vest in equal annual installments over a three-year period and have an exercise price equal to the fair market value of the Common Stock on the date of grant. New non-employee directors first become eligible to receive the retainer and equity compensation described above in respect of the first full fiscal year after they join the Board of Directors. In accordance with these guidelines, if elected by shareholders at the Annual Meeting, Ms. Hobson will be granted an option to purchase 30,000 shares of the Common Stock and will first be eligible to receive the annual retainer and equity compensation in fiscal 2006.

      Non-employee directors may elect to receive all or a portion of their $100,000 retainer and $100,000 in equity compensation in the form of options to acquire Common Stock granted under the NED Option Plan. The number of options granted under the NED Option Plan is determined by dividing the dollar amount of compensation elected to be received in that form by the fair market value of the Common Stock on a predetermined date, multiplied by three. These options vest one year after the date of grant and have an exercise price equal to the last quoted price of the Common Stock on the National Market Tier of Nasdaq on the grant date.

      Under the NED Deferral Plan, non-employee directors have the option of deferring all or a portion of their $100,000 retainer and $100,000 in equity compensation by electing to receive deferred stock units instead. The number of deferred stock units credited to a director’s account under the NED Deferral Plan is determined by dividing the amount elected to be deferred by the fair market value of the Common Stock on a predetermined date. Upon ceasing to serve on the Board of Directors, non-employee directors participating in the plan receive cash or shares of Common Stock equal to the value or number of deferred stock units with which they have been credited.

      As has been described above, prior to the first day of fiscal 2004, each of the non-employee directors made an election with respect to how to receive his or her retainer for fiscal 2004 and how to receive his or her equity compensation. Messrs. Foley, Lee, Ullman and Weatherup elected to receive all of their respective compensation, both retainer and equity compensation, in the form of stock options, and therefore in November 2003 each received an option to purchase 19,698 shares of Common Stock at an exercise price of $30.46 per share under the NED Option Plan. Mr. Maffei elected to receive his compensation, both retainer and equity compensation, in the form of deferred stock units, and therefore in November 2003 he deferred 6,566 stock units based on a value of $30.46 per unit under the NED Deferral Plan. Ms. Bass and Mr. Bradley elected to receive their retainers in cash and their equity compensation in the form of deferred stock units, and therefore in November 2003 each received a cash payment of $100,000 and deferred 3,283 stock units based on a value of $30.46 per unit under the NED Deferral Plan. Each of, Arlen I. Prentice, who retired from the Board during fiscal 2004, and Mr. Shennan elected to receive his retainer in cash and his equity compensation in the form of stock options, and therefore in November 2003 each received a cash payment of $100,000 and an option to purchase 9,849 shares of Common Stock at an exercise price of $30.46 per share under the NED Option Plan. During fiscal 2004, Mr. Behar received an option to purchase 10,000 shares of Common Stock at an exercise price of $30.46 per share vesting in one annual installment under the Starbucks Corporation Amended and Restated Key Employee Stock Option Plan — 1994 (the “Key Employee Plan”) for services rendered as a director.

Board and Committee Meetings

      During fiscal 2004, the Board of Directors had three standing committees: the Compensation and Management Development (the “Compensation Committee”), the Audit Committee, and the Nominating Committee. Committee and committee chair assignments are made annually by the Board at its meeting immediately following the annual meeting of shareholders. The Board of Directors held five meetings, the Compensation Committee held five meetings, the Audit Committee held seven meetings and the Nominating Committee held four meetings. It is the policy of the Board of Directors and each of the Board’s committees to hold an executive session without management present at each Board meeting. During fiscal 2004, each director attended at least 75% of all meetings of the Board of Directors and Board committees on which he or she served. The report of each of the committees is set forth below.

Audit and Compliance Committee Report

      During fiscal 2004, Messrs. Foley, Maffei, Shennan and Weatherup served on the Audit Committee. On November 16, 2004, Mr. Foley announced his decision to retire from the Board and the Audit Committee effective immediately prior to the Annual Meeting. If elected by shareholders at the Annual Meeting, Ms. Hobson will be appointed to the Audit Committee. Each of Messrs. Foley, Maffei, Shennan and Weatherup meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” as defined in Nasdaq Marketplace Rule 4200(a)(15). Each of Messrs. Foley, Maffei, Shennan and Weatherup meets Nasdaq’s financial knowledge requirements, and Mr. Maffei, designated by the Board of Directors as the “audit committee financial expert” under SEC rules, meets Nasdaq’s professional experience requirements as well. The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and Nasdaq. The charter is available on the Company’s web site at www.starbucks.com/aboutus/corporate — governance.asp. As more fully described in its charter, the Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes, including the quarterly review and the annual audit of the Company’s consolidated financial statements by Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2004 with management and the Company’s independent registered public accounting firm and discussed those matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, with the Company’s independent registered public accounting firm. The Audit Committee received the written disclosures and the letter required by Independent Standards Board Statement No. 1 (Independence Discussions with Audit Committee) from Deloitte, and discussed that firm’s independence with representatives of the firm.

      Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussions with management, the internal audit function and the Company’s independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements for the fiscal year ended October 3, 2004 in the Company’s Annual Report on Form 10-K filed with the SEC.

Respectfully submitted,

Craig J. Foley (Chair) Gregory B. Maffei James G. Shennan, Jr. Craig E. Weatherup

Compensation and Management Development Committee Report

      During fiscal 2004, Ms. Bass and Messrs. Prentice, Ullman and Lee served on the Compensation Committee, with Ms. Bass serving as Chair. Mr. Prentice retired from the Board and the Compensation Committee effective March 29, 2004, immediately prior to the 2004 Annual Meeting of Shareholders. Each director who served on the Compensation Committee during fiscal 2004 qualified as an “outside director” under Section 162(m) of the Internal Revenue Code (the “Code”), a “non-employee director” as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “independent director” as such term is defined in Nasdaq Marketplace Rule 4200(a)(15). The Compensation Committee is responsible for conducting an annual review of the Company’s compensation packages for executive officers, including the president and chief executive officer, and the chairman of the Board and chief global strategist. In connection therewith, the Compensation Committee reviews and recommends to the Independent Directors (i) the annual base salary level, (ii) the annual cash bonus opportunity level, and (iii) the long-term incentive opportunity for each executive officer. The Compensation Committee’s recommendations are reviewed and approved by the Independent Directors.

      The Compensation Committee reviews and makes recommendations to the Independent Directors on remuneration of certain executive officers of the Company, including the executive officers named in the Summary Compensation Table set forth in the Executive Compensation section of this Proxy Statement (such named executives, the “Named Executive Officers”). The Compensation Committee reviews (and makes recommendations to the Independent Directors on), payments of bonuses under the Company’s Executive Management Bonus Plan (the “EMB Plan”).

      The president and chief executive officer and chairman and chief global strategist may participate in the discussions by the Independent Directors regarding compensation of the Company’s executive officers, but they may not be present when the Independent Directors vote whether to approve the Compensation Committee’s recommendations with respect to their own compensation.

      Compensation Components: The Board of Directors believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. To that end, it is the view of the Board that the compensation packages for executive officers should consist of three components: (i) annual base salary; (ii) incentive bonuses, the amount of which is dependent on both Company and individual performance during the prior fiscal year; and (iii) stock option awards designed to align executive officers’ interests with those of shareholders by rewarding outstanding performance and providing long-term incentives.

      The Compensation Committee reviews and makes recommendations to the Independent Directors on total annual compensation for the chairman and chief global strategist, the president and chief executive officer and certain other executive officers after reviewing each component of such executive’s compensation against executive compensation surveys prepared by an outside compensation consultant selected and retained by the Compensation Committee. The surveys used for comparison reflect compensation levels and practices for persons holding comparable positions at targeted peer group companies. The compensation comparator group is not limited to companies listed on the National Market tier of Nasdaq, and includes an array of companies in specialty retail and other industries with high growth and strong brand image characteristics. In addition to reviewing executive officers’ compensation against the comparator group, the Compensation Committee also solicits appropriate input from the Company’s president and chief executive officer regarding total compensation for those executives reporting directly to him. Management provides to the Compensation Committee, at its request, a breakdown of material total compensation components for each executive officer, both historical and prospective. The Compensation Committee makes this information available to the Independent Directors, who determine the compensation of these executive officers after considering recommendations received from the Compensation Committee.

      Total Compensation: Based on the Company’s fiscal 2004 performance, the Compensation Committee recommended that total compensation for executive officers for fiscal 2004 (the sum of base salary, incentive bonus and long-term compensation delivered through stock option awards) should be positioned around the

90th percentile of selected peer group companies. Based on the most recent data available, Starbucks ranked in the top three among selected peer companies in one- and three-year total shareholder return and revenue growth, and three-year compounded annual net income growth.

      Base Salary: Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other increase in responsibilities. Increases in salary are based on subjective evaluation of such factors as the level of responsibility, individual performance, level of pay and Company peer group pay levels. In fiscal 2004, Mr. Smith’s base salary was determined in accordance with the factors above. In fiscal 2004, Mr. Smith’s base salary was $1,190,000 (although the amount actually paid and reflected in the Summary Compensation Table is less because the salary was effective December 1, 2003, approximately two months into the fiscal year), an amount at the competitive target of the 50th percentile of salaries paid by targeted peer companies.

      Incentive Bonus: Incentive bonuses are generally granted based on a percentage of each executive officer’s base salary. During fiscal 2004, the president and chief executive officer, the chairman and chief global strategist, the segment presidents and the executive vice presidents of the Company participated in the EMB Plan. The EMB Plan, as in effect during fiscal 2004, was designed to enable at least 80% of the target amounts of incentive bonuses paid to executive officers to qualify as “performance-based compensation” (as defined in Section 162(m) of the Code) and therefore be deductible by the Company for tax purposes. It is the Company’s intention and general practice to pay “performance-based compensation” that is deductible, but the Company may from time to time pay amounts that are not deductible to meet hiring, retention or other compensation objectives.

      The Compensation Committee recommends to the Independent Directors the objective performance measure or measures, bonus target percentages and other terms and conditions of awards under the EMB Plan. During fiscal 2004, target bonus amounts under the EMB Plan were expressed as a percentage of base salary and were established according to the overall intended competitive position and competitive survey data for comparable positions in peer group companies. For fiscal 2004, the bonus targets for participating officers ranged from 50% to 100% of base salary depending on position. For Messrs. Smith and Schultz, the EMB Plan provided a bonus target of approximately $1,190,000, or 100% of base salary, for achievement of 100% of the objective performance goal. After the end of the fiscal year, the Compensation Committee determined the extent to which the performance goals were achieved and recommended to the Independent Directors the amount of the award to be paid to each participant.

      Under the EMB Plan as in effect during fiscal 2004, 80% of the target bonus was based on the achievement of the specified objective performance goal recommended by the Compensation Committee (and approved by the Independent Directors) for the fiscal year (other than for Messrs. Schultz and Smith, for whom 100% of the target bonus was based on the objective performance goal). In fiscal 2004, an earnings per share target was the objective performance measure upon which the objective performance goal was based. The terms of the objective performance goal permit bonus payouts of up to 200% of the target bonus in the event (as was the case in fiscal 2004) that the Company’s actual financial performance is better than the earnings per share target based on a scale approved by the Independent Directors upon recommendation from the Compensation Committee. Twenty percent (20%) of the target bonus for each officer other than Messrs. Schultz and Smith was based on specific individual performance, which changes somewhat each year according to strategic plan initiatives and the responsibilities of the positions. Relative weights assigned to each individual performance goal typically range from 5% to 35% of the 20% target bonus based on specific individual performance. All performance goals were established and approved by the Independent Directors within the first 90 days of fiscal 2004.

      The total bonus award is determined according to the level of achievement of both the objective performance and individual performance goals. Below a threshold level of performance, no awards may be granted pursuant to the objective performance goal and the Independent Directors, acting on the recommendation of the Compensation Committee may, in their discretion, reduce the awards pursuant to either objective or individual performance goals. Under the terms of the EMB Plan, Mr. Smith earned the maximum allowable bonus of $2,380,000 for fiscal 2004, based on the achievement of the objective performance goal. Because the Company achieved earnings per share greater than that required to obtain 100% of the target bonus amount attributed to the objective performance goal, the bonus paid to Mr. Smith was above his annual base salary and above the competitive target of the 50th percentile of bonuses paid by target peer group companies. Mr. Smith also received a discretionary bonus of $110,000 paid in recognition of extraordinary performance during the first quarter of fiscal 2004.

      Stock Options: In fiscal 2004, long-term performance based compensation of executive officers took the form of option awards under the Key Employee Plan. The Board of Directors believes that equity-based compensation ensures that the Company’s executive officers have a continuing stake in the long-term success of the Company. All options granted by the Company have been granted as non-qualified stock options with an exercise price equal to the closing price of the Common Stock on the date of grant and, accordingly, will have value only if the market price of the Common Stock increases after that date.

      In determining the size of stock option grants to executive officers under the Key Employee Plan, the Compensation Committee bases its recommendations to the Independent Directors on such considerations as the value of options awarded to comparable positions in peer group companies, Company and individual performance against the strategic plan, the number of options currently held by the officer, the allocation of overall share usage attributed to executive officers and the relative proportion of long-term incentives within the total compensation mix. In fiscal 2004, Mr. Smith was granted an option to purchase 550,000 shares of Common Stock. Mr. Smith’s option, like the stock options granted to the other executive officers, was granted on November 20, 2003 and reflects the Company’s and such officers’ performance for fiscal 2003.

Respectfully submitted,

Barbara Bass (Chair)
Olden Lee
Myron E. Ullman, III

Nominating and Corporate Governance Committee Report

      During fiscal 2004, Messrs. Weatherup, Shennan and Bradley and Ms. Bass served on the Nominating Committee, with Mr. Weatherup serving as Chair. Each of the members of the Nominating Committee has been affirmatively determined by the Board of Directors to be an “independent director” as defined in Nasdaq Marketplace Rule 4200(a)(15).

      The Nominating Committee is responsible for developing and implementing policies and procedures that are intended to constitute and organize appropriately the Board of Directors to meet its fiduciary obligations to the Company and its shareholders on an ongoing basis. Among its specific duties, the Nominating Committee makes recommendations to the Board of Directors about the Company’s corporate governance processes, assists in identifying and recruiting candidates for the Board, administers the Director Nominations Policy, considers nominations to the Board received from shareholders, makes recommendations to the Board regarding the membership and chairs of the Board’s committees, oversees the annual evaluation of the effectiveness of the organization of the Board and of each of its committees, bi-annually recommends to the other Independent Directors for their selection the Independent Director who will preside at all meetings of the Independent Directors for the following two years, periodically reviews the type and amount of Board compensation for Independent Directors and makes recommendations to the full Board regarding such compensation.

      Together with the Chair of the Compensation Committee, the Chair of the Nominating Committee at the direction of the full Board annually reviews the performance of the Company’s chairman and chief global strategist and its president and chief executive officer and meets with each such officer to share the findings of such review. The Nominating Committee also annually reports findings of fact to the Board of Directors that permit the Board to make affirmative determinations regarding each Board and committee member with respect to independence and expertise criteria established by Nasdaq, IRS and SEC rules and applicable law.

Respectfully submitted,

Craig E. Weatherup (Chair)
Barbara Bass
William W. Bradley
James G. Shennan, Jr.

Independent Registered Public Accounting Firm Fees

      The following table sets forth the aggregate fees billed to the Company for fiscal 2004 and fiscal 2003 by Deloitte:

	Fiscal 2004	Fiscal 2003

Audit Fees	$1,578,000	$1,364,000
Audit-Related Fees	28,000	107,000
Tax Fees	95,000	98,000
All Other Fees	—	—

Total	$1,701,000	$1,569,000

      Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments and consultations concerning financial accounting and reporting standards.

      Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, return preparation, tax audits and customs and duties.

      The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte and has concluded that it is.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

      The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy is available at www.starbucks.com/aboutus/corporate — governance.asp. The policy provides for the general pre-approval of specific types of services and gives detailed guidance to management as to the specific services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The Audit Committee’s charter delegates to its Chair the authority to address any requests for pre-approval of services between Audit Committee meetings, and the Chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

      Requests for pre-approval for services that are eligible for general pre-approval must be detailed as to the services to be provided and the estimated total cost and are submitted to the Company’s controller. The controller then determines whether the services requested fall within the detailed guidance of the Audit Committee in the policy as to the services eligible for general pre-approval. The independent registered public accounting firm and management must report to the Audit Committee on a timely basis regarding the services provided by the independent registered public accounting firm in accordance with general pre-approval.

      None of the services related to the Audit-Related Fees or Tax Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

Compensation Committee Interlocks and Insider Participation

      During fiscal 2004, Ms. Bass and Messrs. Lee, Prentice and Ullman served on the Compensation Committee. Mr. Prentice retired from the Board and the Compensation Committee effective March 29, 2004. No member of the Compensation Committee was at any time during fiscal 2004 or at any other time an officer or employee of the Company, and no member had any relationship with the Company requiring disclosure as a related-party transaction in the section “Certain Transactions and Compensation Arrangements”. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during fiscal 2004.

Corporate Governance

      The following materials related to the Company’s corporate governance are available publicly on the Company’s web site at www.starbucks.com/aboutus/corporate     governance.asp.

•	Corporate Governance Principles and Practices
•	Amended and Restated Articles of Incorporation, as amended
•	Amended and Restated Bylaws
•	Audit and Compliance Committee Charter
•	Compensation and Management Development Committee Charter
•	Nominating and Corporate Governance Committee Charter
•	Director Nominations Policy
•	Standards of Business Conduct (applicable to directors, officers and employees)
•	Code of Ethics for CEO and Senior Finance Leaders
•	Procedure for Communicating Complaints or Concerns
•	Audit and Compliance Committee Policy for Pre-Approval of Independent Auditor Services

Copies may also be obtained, free of charge, by writing to: executive vice president, general counsel and secretary, Starbucks Corporation, 2401 Utah Avenue South, S-LA1, Seattle, Washington, 98134. Please specify which document you would like to receive.

      The Procedure for Communicating Complaints or Concerns (the “Complaints or Concerns Procedure”) describes the manner in which interested persons can send communications to the Board, the committees of the Board and to individual directors and describes the Company’s process for determining which communications will be relayed to Board members. The Complaints or Concerns Procedure provides that interested persons may telephone their complaints or concerns by calling the Starbucks Auditline at 1-800-300-3205 or sending written communications to the Board, committees of the Board and individual directors by mailing those communications to our third party service provider for receiving these communications at:

Starbucks Corporation

[Addressee*]
P.O. Box 34507
Seattle, WA 98124

*	Audit and Compliance Committee of the Board of Directors
Compensation and Management Development Committee of the Board of Directors
Nominating and Corporate Governance Committee of the Board of Directors
Name of individual director

      The Corporate Governance Principles and Practices require each Board member to attend the Company’s annual meeting of shareholders except for absences due to causes beyond the reasonable control of the director. There were 11 directors at the time of the 2004 Annual Meeting of Shareholders and all 11 attended the meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

      As of November 15, 2004, there were no persons known by management of the Company to own beneficially more than 5% of the outstanding Common Stock. The following table sets forth information concerning the beneficial ownership of Common Stock of (i) the directors of the Company, (ii) the Named Executive Officers and (iii) all current directors and executive officers of the Company as a group. Such information is provided as of November 15, 2004. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1%.

Name and Address of	Amount and Nature of
Beneficial Owner(1)	Beneficial Ownership		Percent of Class(2)

Howard Schultz	16,142,138	(3)	3.9%
Orin C. Smith	245,952	(4)	*
Barbara Bass	350,554	(5)	*
Howard P. Behar	346,826	(6)	*
William W. Bradley	13,283	(7)	*
Craig J. Foley	321,969	(8)	*
Olden Lee	29,698	(9)	*
Gregory B. Maffei	216,554	(10)	*
James G. Shennan, Jr.	463,279	(11)	*
Myron E. Ullman, III	39,698	(12)	*
Craig E. Weatherup	248,886	(13)	*
James L. Donald	350,000	(14)	*
Michael Casey	761,638	(15)	*
David A. Pace	106,667	(16)	*
All Directors and Executive Officers as a Group (18 persons)	20,116,611	(17)	4.9%

(1)	The address of all persons listed is c/o Starbucks Corporation, 2401 Utah Avenue South, Seattle, Washington 98134.

(2)	Based on 399,350,397 shares of Common Stock outstanding on November 15, 2004.

(3)	Includes 8,302,348 shares subject to options exercisable within 60 days of November 15, 2004. Also includes the following shares as to which Mr. Schultz disclaims beneficial ownership: 104,922 shares of Common Stock held by the Schultz Family Foundation, of which Mr. Schultz is a co-trustee, and 82,400 shares of Common Stock pledged to the Company in connection with a split-dollar life insurance policy.

(4)	Includes 224,234 shares subject to options exercisable within 60 days of November 15, 2004.

(5)	Includes 333,271 shares subject to options exercisable within 60 days of November 15, 2004. Also includes 14,000 shares held indirectly by trust.

(6)	Includes 326,668 shares subject to options exercisable within 60 days of November 15, 2004.

(7)	Includes 10,000 shares subject to options exercisable within 60 days of November 15, 2004.

(8)	Includes 312,969 shares subject to options exercisable within 60 days of November 15, 2004.

(9)	Includes 29,698 shares subject to options exercisable within 60 days of November 15, 2004.

(10)	Includes 213,271 shares subject to options exercisable within 60 days of November 15, 2004.

(11)	Includes 48,720 shares held by the Shennan Family Partnership, a partnership of which Mr. Shennan is a general partner, and 311,537 shares subject to options exercisable within 60 days of November 15, 2004.

(12)	Includes 29,698 shares subject to options exercisable within 60 days of November 15, 2004.

(13)	Includes 228,886 shares subject to options exercisable within 60 days of November 15, 2004.

(14)	Includes 350,000 shares subject to options exercisable within 60 days of November 15, 2004.

(15)	Includes 723,063 shares subject to options exercisable within 60 days of November 15, 2004.

(16)	Includes 106,667 shares subject to options exercisable within 60 days of November 15, 2004.

(17)	Includes 11,924,595 shares subject to options exercisable within 60 days of November 15, 2004.

EXECUTIVE COMPENSATION

      The following table sets forth the compensation paid to or earned by (i) the Company’s president and chief executive officer and (ii) the Company’s four other most highly compensated executive officers in fiscal 2004 during each of the Company’s last three fiscal years.

Summary Compensation Table

							Long-Term
		Annual Compensation					Compensation

							Number of
					Other Annual		Securities	All Other
	Fiscal				Compensation		Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		($)		Options	($)

Orin C. Smith	2004	1,179,154	2,490,000	(1)	—		550,000	65,225	(2)
president and	2003	1,132,762	1,417,000		—		512,000	43,341	(2)
chief executive officer	2002	1,088,269	1,362,500		—		715,000	7,583	(2)
Howard Schultz	2004	1,179,154	2,490,000	(3)	—		550,000	67,410	(4)
chairman and	2003	1,132,762	1,417,000		—		512,000	19,864	(4)
chief global strategist	2002	1,088,269	1,362,500		—		715,000	2,100	(4)
James L. Donald	2004	832,308	1,404,000	(5)	16,879	(6)	300,000	3,303	(7)
ceo designate	2003	744,615	1,200,000	(5)	156,468	(6)	500,000	969	(7)
	2002	—	—		—		—	—
Michael Casey	2004	555,192	585,000	(8)	—		525,000 (9)	19,540	(10)
executive vice president,	2003	534,584	334,375		—		175,000	13,674	(10)
chief financial officer and	2002	510,600	318,302		—		165,000	5,460	(10)
chief administrative officer
David A. Pace	2004	424,231	470,000	(11)	184,457	(12)	80,000	4,240	(13)
executive vice president,	2003	400,000	435,000	(11)	351,143	(12)	—	2,023	(13)
Partner Resources	2002	63,077	—		57,143	(12)	200,000	—

(1)	The amount shown includes (i) a $2,380,000 annual bonus paid to Mr. Smith for fiscal 2004 performance under the EMB Plan and (ii) a $110,000 discretionary bonus paid in recognition of extraordinary performance during the first quarter of fiscal 2004.

(2)	The amounts shown include (i) matching contributions by the Company to the Company’s 401(k) Plan on behalf of Mr. Smith of $300, $300 and $300 in fiscal 2004, 2003 and 2002, respectively, (ii) matching contributions by the Company to the Company’s Management Deferred Compensation Plan (“MDCP”) on behalf of Mr. Smith of $11,700 and $1,700 in fiscal 2004 and 2003, respectively, (iii) imputed income of $43,056 and $33,421 during fiscal 2004 and 2003, respectively, for personal use of corporate aircraft, (iv) imputed income of $8,702, $7,920 and $7,283 during fiscal 2004, 2003 and 2002, respectively, for group life insurance premiums paid by the Company, and (v) imputed income of $1,467 during fiscal 2004 for long- term disability premiums paid by the Company.

(3)	The amount shown includes (i) a $2,380,000 annual bonus paid to Mr. Schultz for fiscal 2004 performance under the EMB Plan and (ii) a $110,000 discretionary bonus paid in recognition of extraordinary performance during the first quarter of fiscal 2004.

(4)	The amounts shown include (i) matching contributions by the Company to the Company’s 401(k) Plan on behalf of Mr. Schultz of $300, $300 and $300 in fiscal 2004, 2003 and 2002, respectively, (ii) matching contributions by the Company to the MDCP on behalf of Mr. Schultz of $2,700 and $200 in fiscal 2004 and 2003, respectively, (iii) imputed income of $60,172 and $16,826 during fiscal 2004 and 2003, respectively, for personal use of corporate aircraft, (iv) imputed income of $3,038, $2,538 and $1,800 during fiscal 2004, 2003 and 2002, respectively, for group life insurance premiums paid by the Company, and (v) imputed income for $1,200 during fiscal 2004 for long-term disability premiums paid by the Company.

(5)	The amounts shown include (i) a $1,344,000 annual bonus paid to Mr. Donald for fiscal 2004 performance under the EMB Plan and (ii) a $60,000 discretionary bonus paid in recognition of extraordinary performance during the first quarter of fiscal 2004, (iii) a $400,000 hiring bonus paid to Mr. Donald in fiscal 2003 and (iv) an $800,000 annual bonus for fiscal 2003 performance.

(6)	The amounts shown include relocation and temporary housing expenses paid to Mr. Donald of $16,879 and $156,468 in fiscal 2004 and 2003, respectively.

(7)	The amounts shown include (i) imputed income for Mr. Donald of $2,460 and $969 during fiscal 2004 and 2003, respectively, for group life insurance premiums paid by the Company and (ii) imputed income of $843 during fiscal 2004 for long-term disability premiums paid by the Company.

(8)	The amount shown includes (i) a $560,000 annual bonus paid to Mr. Casey for fiscal 2004 performance under the EMB Plan and (ii) a $25,000 discretionary bonus paid in recognition of extraordinary performance during the first quarter of fiscal 2004.

(9)	In fiscal 2004, the Compensation Committee recommended and a panel of Independent Directors approved a grant to Mr. Casey of an option to purchase three times the number of shares he otherwise would have been granted. The Company does not expect to grant Mr. Casey additional stock options prior to fiscal 2007.

(10)	The amounts shown include (i) matching contributions to the Company’s 401(k) Plan on behalf of Mr. Casey of $300 and $300 in fiscal 2003 and 2002, respectively, (ii) matching contributions by the Company to the MDCP on behalf of Mr. Casey of $5,700 and $2,936 in fiscal 2004 and 2003, respectively, (iii) imputed income of $6,433 and $5,242 during fiscal 2004 and 2003, respectively, for personal use of corporate aircraft, (iv) imputed income of $6,021, $5,196 and $5,160 during fiscal 2004, 2003 and 2002, respectively, for group life insurance premiums paid by the Company, and (v) imputed income of $1,386 during fiscal 2004 for long-term disability premiums paid by the Company.

(11)	The amounts shown include (i) a $430,000 annual bonus paid to Mr. Pace for fiscal 2004 performance under the EMB Plan and (ii) a $40,000 discretionary bonus paid in recognition of extraordinary performance during the first quarter of fiscal 2004, (iii) a $185,000 hiring bonus earned by Mr. Pace in fiscal 2003, a portion of which he deferred, and (iv) a $250,000 annual bonus for fiscal 2003 performance. Mr. Pace accepted an offer to join the Company in July 2002; however, his hiring bonus was not finally determined or paid until December 2002 and January 2003, respectively. Because he joined the Company in late fiscal 2002, Mr. Pace did not receive any bonus for fiscal 2002 performance.

(12)	The amounts shown include (i) $184,457 paid to Mr. Pace for expenses in fiscal 2004 related to the sale of his house and (ii) relocation and temporary housing expenses of $351,143 and $57,143 paid to Mr. Pace in fiscal 2003 and 2002, respectively.

(13)	The amounts shown include (i) a matching contribution to the Company’s 401(k) Plan on behalf of Mr. Pace of $300 in fiscal 2004, (ii) matching contributions by the Company to the MDCP on behalf of Mr. Pace of $1,700 and $823 in fiscal 2004 and 2003, respectively, (iii) imputed income of $1,610 and $1,200 during fiscal 2004 and 2003, respectively, for group life insurance premiums paid by the Company, and (iv) imputed income of $630 during fiscal 2004 for long-term disability premiums paid by the Company.

Stock Option Grants in Fiscal 2004

      The following table sets forth information regarding options to purchase shares of Common Stock granted to the Named Executive Officers during fiscal 2004. The Company has no outstanding stock appreciation rights. The amounts shown for each Named Executive Officer below as potential realizable values are based entirely on hypothetical annualized rates of stock appreciation of five percent and ten percent compounded over the full ten-year terms of the options. These assumed rates of growth were selected by the SEC for illustration purposes only and are not intended to predict future stock prices, which will depend upon overall stock market conditions and the Company’s future performance and prospects. Consequently, there can be no assurance that the Named Executive Officers will receive the potential realizable values shown in this table.

Option Grants in Fiscal 2004(1)

						Potential Realizable Value
						at Assumed Annual Rates of
						Stock Price Appreciation for
	Number of		Percent of			Option Term
	Securities		Total Options
	Underlying Options		Granted to	Exercise Price		Five Percent	Ten Percent
Name	Granted		Employees	Per Share	Expiration Date	($)	($)

Orin C. Smith	550,000	(2)	6.0	$30.46	11/20/13	10,535,872	26,699,967
Howard Schultz	550,000	(3)	6.0	$30.46	11/20/13	10,535,872	26,699,967
James L. Donald	300,000	(4)	3.3	$30.46	11/20/13	5,746,839	14,563,619
Michael Casey	525,000	(5)	5.7	$30.46	11/20/13	10,056,968	25,486,333
David A. Pace	80,000	(6)	0.9	$30.46	11/20/13	1,532,490	3,883,632

(1)	Stock options granted to the executive officers are typically granted in November of each year and reflect the Company’s and such officers’ performance for the prior fiscal year.

(2)	Mr. Smith’s options become exercisable in one 183,334-share increment on October 1, 2004 and two 183,333-share increments on October 1, 2005 and 2006.

(3)	Mr. Schultz’s options become exercisable in one 183,334-share increment on October 1, 2004 and two 183,333-share increments on October 1, 2005 and 2006.

(4)	Mr. Donald’s options become exercisable in three 100,000-share increments on October 1, 2004, 2005 and 2006.

(5)	Mr. Casey’s options become exercisable in three 175,000-share increments on October 1, 2004, 2005 and 2006. In fiscal 2004, the Compensation Committee recommended and a panel of Independent Directors approved a grant to Mr. Casey of an option to purchase three times the number of shares he otherwise would have been granted. The Company does not expect to grant Mr. Casey additional stock options prior to fiscal 2007.

(6)	Mr. Pace’s options become exercisable in two 26,667-share increments on October 1, 2004 and 2005, and one 26,666-share increment on October 1, 2006.

Exercises of Stock Options

      The following table sets forth information regarding stock option exercises during fiscal 2004 by the Named Executive Officers and the value of each Named Executive Officer’s exercised and unexercised stock options on October 3, 2004.

Aggregated Option Exercises in Fiscal 2004 and Fiscal Year-End Option Values

					Value of Unexercised
			Number of Securities		In-the-Money Options at
			Underlying Unexercised		Fiscal Year End(2)
	Shares Acquired	Value	Options at Fiscal Year End		($)
	on Exercise	Realized(1)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Orin C. Smith	1,000,000	23,595,458	1,978,668	537,332	55,114,538	10,649,385
Howard Schultz	34,872	1,457,050	8,522,348	537,332	303,195,583	10,649,385
James L. Donald	0	0	225,000	575,000	4,850,000	12,880,000
Michael Casey	41,396	774,192	723,063	408,333	19,893,661	7,391,991
David A. Pace	10,000	273,456	116,667	153,333	2,934,739	3,656,661

(1)	Value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of Common Stock acquired on the date of exercise.

(2)	The value of unexercised options is calculated by subtracting the aggregate exercise price of the options from the aggregate market value of the shares of Common Stock subject thereto as of October 1, 2004 (the last trading day prior to the Company’s fiscal year end on October 3, 2004).

Equity Compensation Plan Information

      The following table provides information as of October 3, 2004, regarding shares outstanding and available for issuance under the Company’s existing stock option and employee stock purchase plans:

	(a)	(b)	(c)

			Number of Securities
			Remaining Available for
	Number of Securities	Weighted-Average	Future Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of	Outstanding	Plans (excluding
	Outstanding Options,	Options, Warrants	securities reflected in
Plan Category	Warrants and Rights	and Rights	column (a))

Equity compensation plans approved by security holders	28,889,204	$18.4620	18,920,145
Equity compensation plans not approved by security holders	9,546,244	$20.8279	12,821,550

Total	38,435,448	$19.0496	31,741,695 (1)

(1)	Includes 10,631,540 shares remaining available for issuance under employee stock purchase plans and 21,110,155 shares under stock option plans.

      The shares to be issued under plans not approved by shareholders relate to the Company’s 1991 Company-Wide Stock Option Plan (the “Bean Stock Plan”), the Company’s UK Share Save Plan and the Company’s UK Share Incentive Plan, the successor to the UK Share Save Plan. The Bean Stock Plan is the Company’s broad-based stock option plan and provides for the annual issuance of stock options to eligible employees. The Bean Stock Plan was approved and adopted by the Board in 1991 and did not require shareholder approval. Generally, options are granted annually under the Bean Stock Plan. These grants require Board approval, are linked to performance goals of the Company and are granted to employees as a percentage of base salary. In fiscal 2004, 39,338 employees were granted options under the Bean Stock Plan.

      The Company’s UK Share Save Plan, which is a U.K. Inland Revenue approved Save-As-You-Earn plan, allows eligible employees in the United Kingdom to save for a three-year period through payroll deductions toward the purchase of the Common Stock at a discount from the fair market value on the first day of business of a three-year offering period. The total number of shares issuable under the plan is 600,000, of which 35,774 were issued as of October 3, 2004. The Compensation Committee accepted the recommendation of management to suspend future offerings under the UK Share Save Plan, and effectively replace the UK Share Save Plan with the UK Share Incentive Plan. The last offering under the UK Share Save Plan was in December 2002 and will mature in February 2006.

      The Company’s UK Share Incentive Plan, which is a U.K. Inland Revenue approved plan, allows eligible employees in the United Kingdom to purchase shares of the Common Stock through payroll deductions during six-month offering periods at the lower of the price at the beginning and the price at the end of the offering period. The Company awards one matching share for each six shares purchased under the plan. The total number of shares issuable under the plan is 700,000, of which no shares were issued as of October 3, 2004. The initial six-month offering period under the plan ended October 31, 2004, resulting in the issuance of 2,706 shares of Common Stock under the plan on November 1, 2004.

Employment and Severance Arrangements

      Messrs. Donald, Casey and Pace have severance arrangements with the Company pursuant to which each of them will be entitled to receive a severance payment in the event he is terminated by the Company without cause, as defined in his original offer letter from the Company. Under those circumstances, Mr. Donald will be entitled to a payment equal to two times his annual base salary plus his targeted bonus at the time of termination, Mr. Casey will be entitled to continued payment of his annual base salary for a period of 12 months after the date of his termination, and Mr. Pace will be entitled to a payment equal to his annual base salary plus his targeted bonus at the time of termination, in each case less lawful deductions.

      Mr. Smith and the Company entered into an employment agreement on December  8, 2004. Under the agreement, Mr. Smith will continue to serve as president and chief executive officer of the Company through March 31, 2005. From April  1, 2005 through June 30, 2007, Mr. Smith will have the title of former ceo and will be asked to provide reasonable advisory services from time to time on an “as needed” basis through the chairman and chief global strategist or through the president and chief executive officer of the Company, or any of their respective designees. Through March 31, 2005, Mr. Smith will continue to receive his current base salary, which annualizes to $1,190,000. From April 1, 2005 through June 30, 2007, Mr. Smith will be paid a salary that annualizes to $25,000. In the event that Mr. Smith dies before July 1, 2007, the Company will pay his estate a single sum equal to the unpaid salary he would have received through the full term of the agreement.

      Depending upon the Company’s performance and in accordance with the terms of the EMB Plan, Mr. Smith will be eligible for a pro rated bonus for fiscal 2005 based on approximately six months during fiscal 2005 during which Mr. Smith will have served as the Company’s president and chief executive officer. Any bonus paid to Mr. Smith for fiscal 2005 under the EMB Plan will be subject to the approval of the Compensation Committee and of the Independent Directors. All stock options held by Mr. Smith will vest in accordance with the terms under which they were originally granted.

      The Company may terminate the agreement if Mr. Smith is unable to perform his duties because of physical or mental disability. The agreement may also be terminated “for cause” to include, but not be limited to, Mr. Smith’s unreasonable refusal to perform his duties or any material violation of the Company’s Standards of Business Conduct. Mr. Smith may terminate the agreement before July 1, 2007 by providing the Company with written notice of his resignation.

Involvement in Certain Legal Proceedings

      Mr. Donald was Chairman, President and Chief Executive Officer of Pathmark Stores, Inc. at the time Pathmark filed for voluntary bankruptcy protection in July 2000. Pathmark emerged from bankruptcy protection in September 2000, and Mr. Donald remained as its Chairman, President and Chief Executive Officer until he joined the Company in October 2002.

      Mr. Maffei is chairman and chief executive officer of 360networks Corporation, and was chief executive officer when 360networks and many of its Canadian and U.S. operating subsidiaries filed for voluntary bankruptcy protection in June 2001. 360networks emerged from bankruptcy in October 2002.

Performance Graph

      The following graph depicts the Company’s total return to shareholders from October 3, 1999 through October 3, 2004, relative to the performance of the Standard & Poor’s 500 Index, the Nasdaq Stock Market (U.S. Companies) Index and the Nasdaq Eating and Drinking Establishments Index, a peer group. All indices shown in the graph have been reset to a base of 100 as of October 3, 1999 and assume an investment of $100 on that date and the reinvestment of dividends paid since that date. The Company has never paid cash dividends on its Common Stock. The points represent index levels based on the last trading day of the Company’s fiscal year. The chart set forth below was prepared by Research Data Group, Inc., which holds a license to provide the indices used herein.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG STARBUCKS CORPORATION, THE S & P 500 INDEX, THE NASDAQ

STOCK MARKET (U.S.) INDEX AND THE NASDAQ SIC CODE 581 EATING
AND DRINKING ESTABLISHMENTS

	10/03/99	10/01/00	09/30/01	09/29/02	09/28/03	10/03/04

Starbucks Corporation	$100.00	$167.15	$124.66	$175.23	$246.74	$394.01
S & P 500	$100.00	$113.28	$83.13	$66.10	$82.22	$93.63
Nasdaq Stock Market (U.S.)	$100.00	$159.86	$56.32	$49.18	$58.43	$65.37
Nasdaq SIC Code 581 Eating and Drinking Establishments	$100.00	$127.55	$123.70	$159.97	$207.16	$284.38

*	$100 invested on 10/3/99 in stock or on 9/30/99 in index-including reinvestment of dividends.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/ S&P.htm

Certain Transactions and Compensation Arrangements

      During fiscal 2003 and 2002, the Company chartered an aircraft operated by Devon Air Holdings, LLC (“Devon Air”), a limited liability company wholly-owned by Mr. Schultz, the Company’s chairman of the Board of Directors and chief global strategist, for executive business travel. The Company paid $133,810 and $475,344 in fiscal 2003 and 2002, respectively, for the charter of this aircraft, based on a discounted rate for actual hours flown.

      During fiscal 2003, the Company entered into a series of agreements with Canarsie Holdings, LLC (“Canarsie”), a limited liability company wholly-owned by Mr. Schultz and his wife. Canarsie operated the aircraft formerly operated by Devon Air until May 2004 when it was sold. Pursuant to an Aircraft Interchange Agreement dated as of October 28, 2002, each of the Company and Canarsie agreed to lease its aircraft to the other on an as-needed basis at prescribed rates with monthly reconciliations of amounts owed. Based on differences in hours flown and cost per flight hour for each aircraft, Canarsie paid the Company net amounts of $0 and $23,400 during fiscal 2004 and 2003, respectively, before applicable taxes under this agreement. The Company and Canarsie agreed to provide use of each other’s aircraft on a time-sharing basis under Time-Sharing Agreements dated October 28, 2002. Pursuant to these agreements, during fiscal 2004 and 2003 the Company paid Canarsie $103,200 and $77,000, respectively, before applicable taxes for the use of Canarsie’s aircraft, and Canarsie did not use the Company’s aircraft and so made no payments to the Company. Pursuant to a lease agreement dated as of April 21, 2003, between the Company and Canarsie, the Company leased to Canarsie the use of a portion of an airplane hangar with office space for the purposes of storing, repairing and maintaining an airplane owned or leased by Canarsie. Canarsie paid the Company rent of $7,000 per month for the use of this leased space, and paid $49,000 and $84,000 in rent to the Company during fiscal 2004 and fiscal 2003, respectively. Canarsie and the Company also equally shared the cost of an office manager for aircraft operations and an aircraft cleaner. Canarsie paid the Company an aggregate of $39,853 and $36,228 during fiscal 2004 and fiscal 2003, respectively, for these personnel costs. The Company and Canarsie also shared certain expenses related to pilot training, with Canarsie paying the Company $8,250 during fiscal 2003 for its share of those expenses. Due to the sale of the aircraft operated by Canarsie in May 2004, the Company does not expect to have any further business dealings with Canarsie.

      In April 2001, Mr. Schultz and a group of investors organized as The Basketball Club of Seattle, LLC (the “Basketball Club”) purchased the franchises for The Seattle Supersonics and The Seattle Storm basketball teams. Upon such purchase, the Basketball Club assumed pre-existing Team Sponsorship Agreements between the former owners and the Company. Pursuant to such agreements, the Company paid the Basketball Club and those franchises an aggregate of $800,164, $777,884 and $739,593 in fiscal 2004, 2003 and 2002, respectively. Mr. Schultz holds a controlling ownership interest in the Basketball Club.

      The Company establishes certain compensation arrangements with its executive officers at the time of hire. The arrangements include starting salary, bonus eligibility, initial stock option grants and relocation packages, where appropriate. In addition, most of such arrangements specify that the executive officer will receive an amount equal to twelve months of base salary as severance in the event that he or she is terminated for any reason other than cause. Neither Mr. Schultz nor Mr. Smith has such an arrangement with the Company.

      Mr. Behar, a member of the Board of Directors who had previously retired as an executive of the Company in 1999, returned to serve as the Company’s president, North America from September 2001 through December 2002. Mr. Behar deferred compensation of (1) $546,154, representing the unpaid portion of Mr. Behar’s fiscal 2002 base salary, (2) $623,872, representing Mr. Behar’s fiscal 2002 bonus, and (3) $629,974 representing income earned by Mr. Behar during fiscal 2003. In May 2003, Mr. Behar and the Company entered into an eight-year agreement (which superseded an earlier agreement of December 2001) that describes how the Company will pay Mr. Behar these deferred amounts, as well as an additional $25,000 per year for Mr. Behar’s services as an advisor to the Company. From November 1, 2002 until October 31, 2010 (the “Term”), Mr. Behar will be paid bi-weekly an amount that annualizes to $250,000 per year.

      In the event that Mr. Behar dies before the Term expires, the Company will pay, or cause an insurer to pay, Mr. Behar’s surviving spouse (or Mr. Behar’s estate if his wife does not survive him) a single sum equal to the unpaid amount Mr. Behar would have received through the full Term of the agreement. The Company may terminate the agreement for cause and Mr. Behar may terminate the agreement at any time by providing the Company with written notice of his resignation. A termination of the May 2003 agreement, regardless of the reason for the termination, does not affect the Company’s obligation to pay Mr. Behar income he has already earned, but deferred under the agreement. Mr. Behar and his spouse are eligible to receive employee benefits in accordance with the terms of the Company’s medical, dental, vision and savings plans for the Term of the agreement. Mr. Behar is not eligible to participate in the NED Option Plan until he ceases to be employed by the Company for at least a year, but in the discretion of the Compensation Committee, Mr. Behar is eligible to receive stock option grants under the Key Employee Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the Common Stock, to file with the SEC initial reports of beneficial ownership (“Forms 3”) and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company (“Forms 4”). Officers, directors and greater than 10% shareholders of the Company are required by SEC rules to furnish to the Company copies of all Section 16(a) reports that they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with for fiscal 2004.

PROPOSAL 2 — APPROVAL OF STARBUCKS CORPORATION

2005 LONG-TERM EQUITY INCENTIVE PLAN

General Information

      On November 17, 2004, the Board adopted, subject to shareholder approval, the Starbucks Corporation 2005 Long-Term Equity Incentive Plan (the “2005 Equity Incentive Plan”). The Board has long believed that employee ownership in the Company serves the best interest of all shareholders, by promoting a focus on long-term increase in shareholder value. The 2005 Equity Incentive Plan continues to support this, by increasing the flexibility the Company has in awarding equity-based compensation that meets the ongoing objective of aligning compensation with shareholder value.

      Broad-based equity compensation is an essential and long-standing element of the Company’s culture and success. It continues to be a critical element to attract and retain the most talented Partners (employees), officers and directors available to execute Starbucks long-term goal of operating at least 30,000 retail locations worldwide. The Company grants equity-based compensation to Partners at all levels of the organization, including eligible part-time Partners. Historically, the Company has used stock option awards as equity incentives, and in fiscal 2004 granted options at market prices to nearly 40,000 people. Equity-based compensation provides an opportunity for Partners, officers and directors to acquire an interest in our business, and thus provides rewards for exceptional performance and long-term incentives for their future contributions to the Company’s success and ultimately shareholder value.

      The Company currently awards stock options to Partners through the Starbucks Corporation 1991 Company-Wide Stock Option Plan (Bean Stock); stock options to Company executives through the Starbucks Corporation Amended and Restated Key Employee Stock Option Plan-1994; and stock options to Company non-employee directors through the Starbucks Corporation Amended and Restated 1989 Stock Option Plan for Non-Employee Directors (collectively referred to as the “Current Plans”).

      The 2005 Equity Incentive Plan allows for increased flexibility in the types of equity awards that can be granted in the future, whereas the Current Plans allow for stock options grants only. The greater flexibility of the 2005 Equity Incentive Plan, in types and specific terms of awards, will allow future awards to be based on then-current objectives for aligning compensation with increasing long-term shareholder value. Shareholder approval of the 2005 Equity Incentive Plan will permit the Company to award long-term equity incentive compensation that achieves these goals.

      As of December 1, 2004 and taking into account the shares subject to options that were granted in November 2004, the Company has an aggregate of approximately 14,000,000 shares remaining for future awards under the Current Plans. No further awards will be made pursuant to the Current Plans upon shareholder approval of the 2005 Equity Incentive Plan, and the remaining shares available for future awards will be issued in connection with awards made under the 2005 Equity Incentive Plan. Additionally, the Company is requesting 24,000,000 new shares be approved for future awards under the 2005 Equity Incentive Plan.

      The following is a summary of the material terms of the 2005 Equity Incentive Plan and is qualified in its entirety by reference to the 2005 Equity Incentive Plan. A copy of the 2005 Equity Incentive Plan is attached to this proxy statement as Appendix A.

Summary of the 2005 Equity Incentive Plan

Administration

      The Compensation Committee will administer the 2005 Equity Incentive Plan, with certain actions subject to the review and approval of the full Board or a panel consisting of all of the Independent Directors. The Committee will have full power and authority to determine when and to whom awards will be granted, including the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2005 Equity Incentive Plan. In addition the Committee has the authority to interpret the 2005 Equity Incentive Plan and the awards granted under the plan, and establish rules and regulations for the administration of the plan. The Committee may delegate the administration of the plan to the Company’s officers, including the maintenance of records of the awards and the interpretation of the terms of the awards.

Eligible Participants

      Any Partner, officer, consultant or director providing services to the Company or to any affiliate of the Company, who is selected by the Committee, is eligible to receive awards under the 2005 Equity Incentive Plan.

Shares Available for Awards

      The aggregate number of shares of the Common Stock that may be issued as awards under the 2005 Equity Incentive Plan will include approximately 14,000,000 shares of Common Stock as of December 1, 2004 that are not subject to a grant or a pending grant or as to which the award granted has been forfeited under the Current Plans, and an additional 24,000,000 shares of Common Stock. The aggregate number of shares of Common Stock which may be granted to any one participant in any one year under the 2005 Equity Incentive Plan is 1,750,000. The maximum aggregate number of shares of Common Stock which may be granted as incentive stock options (ISOs) is 21,000,000. The Committee may adjust the aggregate number of shares reserved for issuance under the plan in the case of a stock dividend or other distribution, including a stock split, merger, extraordinary dividend, or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2005 Equity Incentive Plan.

      If any shares of Common Stock subject to any award or to which an award relates, granted under the Current Plans or the 2005 Equity Incentive Plan, are forfeited, become unexercisable, or if any award terminates without the delivery of any shares, the shares of Common Stock previously set aside for such awards will be available for future awards under the 2005 Equity Incentive Plan.

      The aggregate number of shares of Common Stock that may be issued under the 2005 Equity Incentive Plan will be reduced by 2.1 for each share delivered in settlement of any award of restricted stock, restricted stock unit or stock appreciation right (“SAR”) and one share for each share delivered in settlement of an option.

Types of Awards and Terms and Conditions

      The 2005 Equity Incentive Plan permits the grant of the following awards:

•	nonqualified stock options

•	incentive stock options

•	restricted stock

•	restricted stock units

•	stock appreciation rights

      Awards may be granted alone, in addition to, or in combination with any other award granted under the 2005 Equity Incentive Plan.

Stock Options

      The holder of an option will be entitled to purchase a number of shares of Common Stock at a specified exercise price during a specified time period, all as determined by the Committee. The option exercise price may be payable either in cash or, at the discretion of the Committee, in shares of Common Stock having a fair market value on the exercise date equal to the exercise price.

Restricted Stock and Restricted Stock Units

      The holder of restricted stock will own shares of Common Stock subject to restrictions imposed by the Committee (including for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) and subject to forfeiture to the Company if the holder does not satisfy certain requirements (including, for example, continued employment with the Company) for a specified period of time. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Committee, to receive shares of Common Stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Committee, provided that the holder has satisfied certain requirements (including, for example, continued employment with the Company until such future date).

      The awards of restricted stock and restricted stock units that are intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code will be subject to the attainment of performance goals relating to the performance criteria selected by the Committee. Performance goals must be based solely on one or more of the following business criteria: (i) cash flow; (ii) earnings per share, including earnings per share as adjusted (a) to exclude the impact of any (1) significant acquisitions or dispositions of businesses by the Company, (2) one-time, non-operating charges and (3) accounting changes (including but not limited to any accounting changes that require the expensing of stock options and any accounting changes the Company adopts early); and (b) for any stock split, stock dividend or other recapitalization; (iii) earnings before interest, taxes, and amortization; (iv) return on equity; (v) total shareholder return; (vi) share price performance; (vii) return on capital; (viii) return on assets or net assets; (ix) revenue; (x) income; (xi) operating income; (xii) operating profit; (xiii) profit margin; (xiv) return on operating revenue; (xv) return on invested capital; (xvi) market price; (xvii) brand recognition/acceptance; (xviii) customer satisfaction; (xix) productivity; or (xx) sales growth and volume.

Stock Appreciation Rights

      Participants may be granted tandem SARs (consisting of SARs with underlying options) and stand-alone SARs. The holder of a tandem SAR is entitled to elect between the exercise of the underlying option for shares of Common Stock or the surrender of the option in exchange for the receipt of a cash payment equal to the excess of the fair market value on the surrender date over the aggregate exercise price payable for such shares. The holder of stand-alone SARs will be entitled to receive the excess of the fair market value (on the exercise date) over the exercise price for such shares.

Change of Control

      In the event of a Change of Control of the Company (as defined in the 2005 Equity Incentive Plan), subject to certain limitations and restrictions as more fully described in the 2005 Equity Incentive Plan:

•	options and SARs may become fully vested and immediately exercisable;

•	restriction periods and restrictions imposed on restricted stock or restricted stock units that are not performance-based may lapse; and

•	restrictions and deferral limitations and other conditions applicable to other awards may lapse, and the awards may become free of restrictions, limitations or conditions and become fully vested and transferable.

      Generally, accelerated vesting or lapse of restrictions on awards held by a Partner will occur only if a Partner’s employment is terminated within a year after a Change in Control, the acquiring company does not assume outstanding awards or substitute equivalent awards or other conditions in the Plan are satisfied.

Termination of Employment

      Vested Awards granted under the 2005 Equity Incentive Plan will expire, terminate, or otherwise be forfeited as follows:

•	three (3) months after termination of a participant, including voluntary termination by the participant, other than in the circumstances described below;

•	upon termination of a participant Partner for Misconduct (as defined in the 2005 Equity Incentive Plan);

•	twelve (12) months after the date on which a participant, other than a non-employee director, suffers total or permanent Disability (as defined in the 2005 Equity Incentive Plan);

•	twelve (12) months after the death of a participant;

•	thirty-six (36) months after the date of the participant’s Retirement (as defined in the 2005 Equity Incentive Plan).

Duration, Termination and Amendment

      The 2005 Equity Incentive Plan will terminate on the tenth anniversary of the date the Company’s shareholders approve the plan, unless terminated by the Board or the Committee earlier, or extended by an amendment approved by the Company’s shareholders. No awards may be made after the termination date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2005 Equity Incentive Plan prior to the expiration may extend beyond the end of such period through the award’s normal expiration date.

      The Board, and the Committee, may generally amend or terminate the plan as determined to be advisable. Shareholder approval may also be required for certain amendments by the Internal Revenue Code, the rules of Nasdaq, or rules of the Securities and Exchange Commission. The Board or the Committee has specific authority to amend the plan without shareholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences determined to be inconsistent with the purpose of the plan or any award agreement.

Prohibition on Repricing Awards

      Without the approval of the Company’s shareholders, no option or SAR may be amended to reduce its exercise price or grant price and no option or SAR may be canceled and replaced with an option or SAR having a lower exercise price.

Transferability of Awards

      Unless otherwise provided by the Committee, awards under the 2005 Equity Incentive Plan may only be transferred by will or the laws of descent and distribution. The Committee may permit further transferability pursuant to conditions and limitations that it may impose, except that no transfers for consideration will be permitted.

Federal Income Tax Consequences

      The federal income tax consequences of awards under the 2005 Equity Incentive Plan to the Company and the Company’s Partners, officers and directors are complex and subject to change. The following discussion is only a summary of the general rules applicable to the 2005 Equity Incentive Plan. Recipients of awards under the 2005 Equity Incentive Plan should consult their own tax advisors since a taxpayer’s particular situation may be such that some variation of the rules described below will apply.

Options

      Options granted under the 2005 Equity Incentive Plan may be either incentive stock options or nonqualified stock options. Incentive stock options are options which are designated as such by the Company and which meet certain requirements under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder. Any option which does not satisfy these requirements will be treated as a nonqualified stock option.

Incentive Stock Options

      If an option granted under the 2005 Equity Incentive Plan is treated as an incentive stock option, the optionee will not recognize any income upon either the grant or the exercise of the option, and the Company will not be entitled to a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability.

      If an optionee exercises an incentive stock option and does not dispose of the shares received within two years after the date the option was granted or within one year after the transfer of the shares to him or her, any gain realized upon the disposition will be characterized as long-term capital gain and, in such case, the Company will not be entitled to a federal tax deduction.

      If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the transfer of the shares to him or her, the disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise minus the exercise price, or (2) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. (However, in the case of gifts, sales to related parties, and certain other transactions, the full difference between the fair market value of the stock and the purchase price will be treated as compensation income). The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the option will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the option.

      The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability. The excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price of the shares is included in income for purposes of the alternative minimum tax even though it is not included in taxable income for purposes of determining the regular tax liability of an optionee. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.

      In general, the Company will not be entitled to a federal income tax deduction upon the grant, exercise, or termination of an incentive stock option. However, in the event an optionee sells or otherwise disposes of the stock received on the exercise of an incentive stock option in a disqualifying disposition, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

Nonqualified Stock Options

      Nonqualified stock options granted under the 2005 Equity Incentive Plan do not qualify as “incentive stock options” and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a nonqualified option. However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income realized by the optionee will be subject to income and other employment withholding taxes.

      The optionee’s basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the sale price and the optionee’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the time of their disposition.

      In general, the Company will not be entitled to a federal income tax deduction upon the grant or termination of a nonqualified stock option or a sale or disposition of the shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Restricted Stock and Restricted Stock Units

      Generally, the holder of restricted stock will recognize ordinary compensation income at the time the stock becomes vested. The amount of ordinary compensation income recognized will be equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the holder in exchange for stock.

      In the case of restricted stock units, the holder will recognize ordinary compensation income at the time the stock is received equal to the excess of value of the stock on the date of receipt over any amount paid by the holder in exchange for stock. If the holder of a restricted stock unit receives the cash equivalent of the stock issuable under the restricted stock unit in lieu of actually receiving the stock, the holder will recognize ordinary compensation income at the time of the receipt of such cash in the amount of the cash received. In the case of both restricted stock and restricted stock units, the income recognized by the holder will generally be subject to U.S. income tax withholding and employment taxes.

      In the year that the recipient of a stock award recognizes ordinary taxable income in respect of restricted stock or a restricted stock unit, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize, provided that the deduction is not otherwise disallowed under the Code.

Stock Appreciation Rights

      As discussed above, the Company may grant either stand-alone SARs or tandem SARs under the 2005 Equity Incentive Plan. Generally, the recipient of a SAR will not recognize any taxable income at the time the SAR is granted.

      With respect to stand-alone SARs, if the holder receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the employee at the time that it is received. If the holder receives the appreciation inherent in the stand-alone SARs in stock, the holder will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the holder for the stock.

      With respect to tandem SARs, if a holder elects to surrender the underlying option in exchange for cash or stock equal to the appreciation inherent in the underlying option, the tax consequences to the holder will be the same as discussed above relating to stand-alone SARs. If the holder elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the holder will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares of stock over the exercise price.

      The income recognized by the holder of a stand-alone SAR or tandem SAR will generally be subject to U.S. income tax withholding and employment taxes.

      In general, the Company will not be entitled to a federal income tax deduction upon the grant or termination of stand-alone SARs or tandem SARs. However, upon the exercise of either a stand-alone SAR or a tandem SAR, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the holder is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE STARBUCKS CORPORATION 2005 LONG-TERM EQUITY INCENTIVE PLAN.

PROPOSAL 3 — RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

      The Audit Committee requests that shareholders ratify its selection of Deloitte to serve as the Company’s independent registered public accounting firm for fiscal 2005. Deloitte audited the consolidated financial statements of the Company for fiscal 2004. Representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to questions by shareholders.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

PROPOSAL 4 — SHAREHOLDER PROPOSAL

      The Company is not responsible for the content of this shareholder proposal or supporting statement. The proposal and supporting statement have been reproduced in the form received by the Company.

      Mr. Garth Shaneyfelt, 26 Grinnell Street, Greenfield, Massachusetts 01301, who is the beneficial owner of 120 shares of the Common Stock, has notified us that he intends to present the following proposal at the Annual Meeting:

2004 Shareholder Proposal on Fair Trade Sourcing

      Whereas Starbucks has a written “Commitment to OriginsTM”, its’ mission includes “sustaining coffee communities” and the Starbucks’ Guiding Principle (#3) states “apply the highest standards to the purchasing of our coffee”.

      Whereas Starbucks has a 5 year plan (see Corporate Social Responsibility Report 2003) to increase the amount of “sustainable coffee we purchase from suppliers who successfully adopt Starbucks’ Coffee Sourcing Guidelines” from 13.5 million pounds to 225 million pounds.

      Whereas even this “sustainable” coffee is not all Fair Trade (In 2003, only 2.1 million pounds was Fair Trade certified.) and there is no goal other than to “maintain our commitment to purchasing Fair Trade Certified coffee, and increase the number of places where Fair Trade Certified coffee is available.”

      Whereas this total represents less than (≤) 2% of the total beans Starbucks buys each year.

      Whereas coffee farmers today earn less per pound that they did 6 years ago, and in many cases less than their cost of production forcing them out of business.

      Whereas Starbucks’ continued growth and profitability is directly tied to its’ ability to procure a continued supply of high quality coffee beans (Starbuck 10K filing 12/23/2003).

      Resolved: The shareholders request that the Board of Directors establishes policy and goals to have all, or substantially all, of Starbucks coffee Fair Trade certified by 2010.

The Proponent’s Statement in Support of Proposal No. 4

      When a core guiding principle of our business is “. . .apply the highest standards to purchasing. . .”, but the amount Fair Trade certified is actually less than 2% and even the “sustainable certified” is less than 15% the stated “Commitment to OriginsTM” has the appearance of “green-washing”. To be truly sustainable the “Commitment to OriginsTM” must extend to all farmers and suppliers. If even 50% of the farmers are unable to maintain their high quality coffee plantations, the long-term supply of these beans will be greatly diminished. We believe 100% Fair-trade certification is the best long-term way to wealth and continued growth for Starbucks’ farmers, suppliers, and shareholders. If you agree, please mark your proxy FOR this resolution.

Board of Directors’ Response

      Starbucks shares the interests of the Fair Trade movement in ensuring farmers receive fair prices for their crops, which enables farmers and their families to have a better quality of life. Starbucks has developed industry-leading policies and practices to encourage a sustainable approach to high-quality coffee production. These policies and practices include purchasing Fair Trade CertifiedTM coffee, and also do much more. Because Starbucks sustainability practices are much more far-reaching and impactful, we believe purchasing all or substantially all of our coffee as Fair Trade CertifiedTM coffee would, on balance, reduce rather than increase the total benefits flowing from Starbucks to our coffee suppliers and their communities.

      Starbucks is one of the largest purchasers of Fair Trade CertifiedTM coffee in the U.S. and is also licensed to sell Fair Trade CertifiedTM coffee in 20 other countries. In fiscal 2004, Starbucks purchased approximately 4.8 million pounds of Fair Trade CertifiedTM coffee, more than double the amount purchased in the prior fiscal year. Starbucks stores represented more than 20% of all retail locations in the U.S. where Fair Trade CertifiedTM coffee was sold in 2003. We are committed to purchasing Fair Trade CertifiedTM coffee and increasing the number of places where Fair Trade CertifiedTM coffee is available.

      However, purchasing Fair Trade CertifiedTM coffee is just one of a number of ways we seek to ensure the future availability of the highest quality coffee and to ensure coffee farmers are treated fairly in their business relationships with us. Our broad, holistic approach includes the following measures: reward farmers who adopt Starbucks coffee sourcing guidelines; pay farmers fair prices and offer favorable terms; invest in social programs that benefit coffee-producing communities; purchase certified and conservation coffees; and provide farmers access to affordable credit. This helps create a transparently traded, sustainable coffee supply chain.

      Under our coffee sourcing guidelines, called “C.A.F.E. Practices” (for Coffee and Farmer Equity Practices), Starbucks gives preference to suppliers who demonstrate economic fairness, socially responsible working conditions and progressive environmental practices. We believe the C.A.F.E. Practices do much more to achieve the shared goals of Starbucks and the Fair Trade movement than simply purchasing only Fair Trade CertifiedTM coffee. For example, unlike Fair Trade certification, C.A.F.E. Practices require suppliers to verify how much farmers actually receive out of the premium purchase prices Starbucks pays in order to be a preferred supplier. We now have at least some visibility into how much farmers receive under approximately 75% of our coffee purchase contracts, which we would like to increase to 100%. We have set a goal to increase the amount of coffee we purchase under the C.A.F.E. Practices to at least 225 million pounds in fiscal 2007, which by our current estimates would represent over 60% of our purchased coffee in fiscal 2007.

      Starbucks is committed to paying a fair price to farmers for all of its coffee, including Fair Trade CertifiedTM coffee, because it’s the right thing to do, and so they can continue to grow the high quality coffee on which Starbucks business depends. Starbucks helps farmers earn more and provide better support for their families by paying outright negotiated prices rather than prevailing market prices, which insulates them from downturns in the market. In fiscal 2003, Starbucks purchased 97% of its green coffee at outright prices and paid an average price of $1.20 per pound when prices of commercial-grade arabica coffee ranged from $0.55-$0.70 per pound. In addition to paying outright prices, we seek to enter into long-term contracts, which give farmers economic security, and establish direct relationships, which allow farmers to keep as much as possible of the purchase price. Starbucks took a major step toward establishing direct relationships with farmers by opening a farmer support center in San Jose, Costa Rica in early 2004, where we work directly with farmers to help ensure the future supply of high-quality, sustainable green coffee from existing and potential sources in Central America.

      Further, in fiscal 2003, Starbucks invested more than $1 million in social programs that benefited farming communities in nine countries — from Colombia to Indonesia. Starbucks has an alliance with Conservation International to protect the environment in coffee-growing regions and help local coffee farmers earn more for their crops. Several Starbucks leaders are also personally involved with Conservation International, including Starbucks president and ceo, Orin Smith, who is an active member of its board of directors.

      We also purchase coffees that have been certified or verified by independent third parties under Starbucks Commitment to OriginsTM. Certified coffees include organic and Fair Trade CertifiedTM. Conservation coffee is shade-grown from projects managed by Conservation International’s Conservation CoffeeTM program. Starbucks has initiated projects managed by the Conservation CoffeeTM program in Mexico, Colombia and Peru, and currently is developing similar projects in Costa Rica and Panama.

      Coffee farmers often need access to credit to meet expenses that arise before their crops can be brought to market. Starbucks is an industry leader in making affordable credit available to farmers, having supported a number of loan programs to provide farmers with an alternative to borrowing from local money-lenders, who often charge exorbitant interest rates. We have made a total of $6 million available through three different funds that loan to small-holder farmers who have almost no other access to affordable credit.

      For these reasons and in light of the policies and programs discussed above, we believe that if Starbucks were limited to purchasing all or substantially all of our coffee as Fair Trade CertifiedTM coffee, the result would be fewer rather than greater benefits to our coffee suppliers and their communities. If Starbucks purchased only Fair Trade CertifiedTM coffee, we would lose the opportunity we have gained through the C.A.F.E. Practices to promote transparency of prices, encourage better environmental practices and improve social conditions in coffee-growing regions, because those are not factors in whether coffee can be certified as Fair Trade.

      The Fair Trade certification system does not certify enough high-quality coffee, either in quantity or variety, to support our business, and it allows only small farms that are organized into cooperatives to participate. Less than three percent of the world’s coffee is produced by farmers on the Fair Trade registry. This three percent figure includes some Fair Trade CertifiedTM coffees that would not meet our high quality standards, such as low-altitude robusta beans. Neither the quantity, range nor variety of Fair Trade CertifiedTM coffee available is sufficient to support the full line of our coffee products or our projected growth. Moreover, less than three percent of the world’s farmers are on the Fair Trade registry. Because of their size and/or their independence from cooperatives, the majority of Starbucks producers are not a part of — nor are they eligible to be a part of — the Fair Trade system. Therefore, if Starbucks committed to purchasing only Fair Trade CertifiedTM coffee, we believe many of the farms and communities our purchases and policies have been sustaining would be endangered, the supply of high-quality sustainable coffee would be reduced, and the quality of life for coffee farmers and their communities around the world would be diminished rather than enhanced.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL TO REQUIRE THE COMPANY TO PURCHASE ALL OR SUBSTANTIALLY ALL OF ITS COFFEE AS FAIR TRADE CERTIFIEDTM COFFEE BY 2010.

OTHER BUSINESS

      The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

      Shareholder proposals to be presented at the Company’s 2006 Annual Meeting of Shareholders (the “2006 Annual Meeting”) must be received by the Company at its executive offices at 2401 Utah Avenue South, Mail Stop S-LA1, Seattle, Washington 98134, Attention: Corporate Secretary, on or prior to August 12, 2005.

      Under applicable rules of the SEC, the Company’s management may vote proxies in their discretion if (1) the Company does not receive notice of the proposal on or prior to August 12, 2005, or (2) the Company receives written notice of the proposal on or prior to August 12, 2005, describes the proposal in the Company’s proxy statement relating to the 2006 Annual Meeting and states how the management proxies intend to vote with respect to such proposal.

SHAREHOLDERS SHARING THE SAME ADDRESS

      The Company has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, the Company will deliver only one copy of the Company’s Annual Report to shareholders for fiscal 2004 (the “2004 Annual Report”) and this Proxy Statement to multiple shareholders who share the same address (if they appear to be members of the same family) unless the Company has received contrary instructions from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards. This procedure reduces the Company’s printing costs, mailing costs and fees, and also supports Starbucks environmental goals set forth in our annual report on Corporate Social Responsibility.

      The 2004 Annual Report and this Proxy Statement are available at the Company’s web site at www.starbucks.com/aboutus/investor.asp. The Company will deliver promptly upon written or oral request a separate copy of the 2004 Annual Report and this Proxy Statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the 2004 Annual Report or this Proxy Statement, shareholders should contact the Company at:

Investor Relations

Starbucks Corporation
2401 Utah Avenue South, Suite 800
Seattle, Washington 98134-1435
(206) 447-1575 x87118
www.starbucks.com/aboutus/investor.asp

      If you are a shareholder, share an address and last name with one or more other shareholders and would like to revoke your householding consent and receive a separate copy of the Company’s annual report or proxy statement in the future, please contact Automatic Data Processing, Inc. (“ADP”), either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

      A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

      The 2004 Annual Report (which is not a part of the Company’s proxy soliciting materials) is being mailed to the Company’s shareholders with this Proxy Statement. The Company’s Annual Report on Form 10-K for fiscal 2004 (the “2004 10-K”) and the exhibits filed with it are available at the Company’s web site at www.starbucks.com/aboutus/investor.asp. Upon request by any shareholder to the same address listed above, a copy of the 2004 10-K, without exhibits, will be furnished without charge, and a copy of any or all exhibits to the 2004 10-K will be furnished for a fee which will not exceed the Company’s reasonable expenses in furnishing the exhibits.

By Order of the Board of Directors,

Paula E. Boggs
secretary

Seattle, Washington

December 10, 2004

Appendix A

STARBUCKS CORPORATION

2005 LONG-TERM EQUITY INCENTIVE PLAN

(Effective                     , 2005)

STARBUCKS CORPORATION

2005 LONG-TERM EQUITY INCENTIVE PLAN

A-i

A-ii

A-iii

STARBUCKS CORPORATION

2005 LONG-TERM EQUITY INCENTIVE PLAN

PART I

PURPOSE, ADMINISTRATION AND RESERVATION OF SHARES

      SECTION 1.        Purpose of the Plan. The purposes of this Plan are (a) to attract and retain the most talented Partners, officers and Directors available, and (b) to promote the growth and success of the Company’s business, (i) by aligning the long-term interests of Partners, officers and Directors with those of the shareholders by providing an opportunity to acquire an interest in the Company and (ii) by providing both rewards for exceptional performance and long term incentives for future contributions to the success of the Company and its Subsidiaries.

      The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, or SARs, at the discretion of the Committee and as reflected in the terms of the Award Agreement. Each Award will be subject to conditions specified in the Plan, such as continued employment or satisfaction of performance criteria.

      This Plan will serve as a framework for the Committee to establish sub-plans or procedures governing the grants to Partners, Directors and Consultants and Partners working outside of the United States. The awards granted under the Former Plans shall continue to be administered under the Former Plans until such time as those options are exercised, expire or become unexercisable for any reason.

      SECTION 2. Definitions. As used herein, the following definitions shall apply:

      (a) “Active Status” shall mean (i) for Partners, the absence of any interruption or termination of service as a Partner, (ii) for Directors, that the Director has not been removed from the Board for cause (as determined by the Company’s shareholders), and (iii) for Consultants, the absence of any interruption, expiration, or termination of such person’s consulting or advisory relationship with the Company or any Subsidiary or the occurrence of any termination event as set forth in such person’s Award Agreement. Active Status shall not be considered interrupted (A) for a Partner in the case of sick leave, maternity leave, infant care leave, medical emergency leave, military leave, or any other leave of absence properly taken in accordance with the policies of the Company or any applicable Subsidiary as may be in effect from time to time, and (B) for a Consultant, in the case of any temporary interruption in such person’s availability to provide services to the Company or any Subsidiary which has been granted in writing by an authorized officer of the Company. Whenever a mandatory severance period applies under applicable law with respect to a termination of service as a Partner, Active Status shall be considered terminated upon such Partner’s receipt of notice of termination in whatever form prescribed by applicable law.

      (b) “Award” shall mean any award or benefits granted under the Plan, including Options, Restricted Stock, Restricted Stock Units, and SARs.

      (c) “Award Agreement” shall mean a written or electronic agreement between the Company and the Participant setting forth the terms of the Award.

      (d) “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

      (e) “Board” shall mean the Board of Directors of the Company.

      (f) “Change of Control” shall mean the first day that any one or more of the following conditions shall have been satisfied:

(i) the sale, liquidation or other disposition of all or substantially all of the Company’s assets in one or a series of related transactions;

(ii) an acquisition (other than directly from the Company) of any outstanding voting securities by any person, after which such person (as the term is used for purposes of Section 13(d) or 14(d) of the

Exchange Act) has Beneficial Ownership of twenty-five percent (25%) or more of the then outstanding voting securities of the Company, other than a Board approved transaction;

(iii) during any 36-consecutive month period, the individuals who, at the beginning of such period, constitute the Board (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided however that except as set forth in this Section 2(f)(iii), an individual who becomes a member of the Board subsequent to the beginning of the 36-month period, shall be deemed to have satisfied such 36-month requirement and shall be deemed an Incumbent Director if such Director was elected by or on the recommendation of or with the approval of at least two-thirds of the Directors who then qualified as Incumbent Directors either actually (because they were Directors at the beginning of such period) or by operation of the provisions of this section; if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of Directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitations of proxies or consents by or on behalf of a person other than the Board, then such individual shall not be considered an Incumbent Director; or

(iv) a merger, consolidation or reorganization of the Company, as a result of which the shareholders of the Company immediately prior to such merger, consolidation or reorganization own directly or indirectly immediately following such merger, consolidation or reorganization less than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation or reorganization.

      (g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

      (h) “Committee” shall mean the Compensation and Management Development Committee appointed by the Board.

      (i) “Common Stock” shall mean the common stock of the Company, par value $0.001 per share.

      (j) “Company” shall mean Starbucks Corporation, a Washington corporation, and any successor thereto.

      (k) “Consultant” shall mean any person, except a Partner, engaged by the Company or any Subsidiary of the Company, to render personal services to such entity, including as an advisor, pursuant to the terms of a written agreement.

      (l) “Director” shall mean a member of the Board.

      (m) “Disability” shall mean (i) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment or consulting agreement that includes a definition of “Disability” as used in this Plan shall have the meaning set forth in such employment or consulting agreement during the period that such employment or consulting agreement remains in effect; and (ii) in all other cases, the term “Disability” as used in this Plan shall have the same meaning as set forth under the Company’s long-term disability plan applicable to the Participant as may be amended from time to time, and in the event the Company does not maintain any such plan with respect to a Participant, a physical or mental condition resulting from bodily injury, disease or mental disorder which renders the Participant incapable of continuing his or her usual and customary employment with the Company or a Subsidiary, as the case may be, for a period of not less than 120 days or such other period as may be required by applicable law.

      (n) “Effective Date” shall mean the date on which the Company’s shareholders have approved this Plan in accordance with applicable Nasdaq rules.

      (o) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

      (p) “Executive Officers” shall mean the officers of the Company as such term is defined in Rule 16a-1 under the Exchange Act.

      (q) “Fair Market Value” shall mean the closing price per share of the Common Stock on Nasdaq as to the date specified (or the previous trading day if the date specified is a day on which no trading occurred), or if Nasdaq shall cease to be the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, then such exchange or quotation system as the Company elects to list or quote its shares of Common Stock and that the Committee designates as the Company’s principal exchange or quotation system.

      (r) “FAS 123” shall mean Statements of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”, as promulgated by the Financial Accounting Standards Board.

      (s) “FLSA” shall mean the Fair Labor Standards Act of 1938, as amended.

      (t) “Former Plans” shall mean the Starbucks Corporation 1991 Company-Wide Stock Option Plan, as amended, the Starbucks Corporation Amended and Restated Key Employee Stock Option Plan-1994, as amended, and the Starbucks Corporation Amended and Restated 1989 Stock Option Plan for Non-Employee Directors.

      (u) “Incentive Stock Option” shall mean any Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

      (v) “Independent Director” shall mean a Director who: (1) meets the independence requirements of Nasdaq, or if Nasdaq shall cease to be the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, then such exchange or quotation system as the Company elects to list or quote its shares of Common Stock and that the Committee designates as the Company’s principal exchange or quotation system; (2) qualifies as an “outside director” under Section 162(m) of the Code; (3) qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act; and (4) satisfies independence criteria under any other applicable laws or regulations relating to the issuance of Shares to Partners.

      (w) “Maximum Annual Participant Award” shall have the meaning set forth in Section 6(b).

      (x) “Misconduct” shall mean any of the following; provided, however, that with respect to Non-Employee Directors “Misconduct” shall mean subsection (viii) only:

(i) any material breach of an agreement between the Participant and the Company or any Subsidiary which, if curable, has not been cured within twenty (20) days after the Participant has been given written notice of the need to cure such breach, or which breach, if previously cured, recurs;

(ii) willful unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary by the Participant;

(iii) the Participant’s continued willful and intentional failure to satisfactorily perform Participant’s essential responsibilities, provided that the Participant has been given at least thirty (30) days’ written notice of the need to cure the failure and cure has not been effected within that time period, or which failure, if previously cured, recurs;

(iv) material failure of the Participant to comply with rules, policies or procedures of the Company or any Subsidiary as they may be amended from time to time, provided that the Participant has been given at least thirty (30) days’ written notice of the need to cure the failure, if such failure is curable, and cure has not been effected within that time period, or which failure, if previously cured, recurs;

(v) Participant’s dishonesty, fraud or gross negligence related to the business or property of the Company or any Subsidiary;

(vi) personal conduct that is materially detrimental to the business of the Company or any Subsidiary;

(vii) conviction of or plea of nolo contendere to a felony; or

(viii) in the case of Non-Employee Directors, the removal from the Board for cause (as determined by the Company’s shareholders).

      (y) “Nasdaq” shall mean The Nasdaq Stock Market, Inc.

      (z) “Nominating and Corporate Governance Committee” shall mean the Nominating and Corporate Governance Committee appointed by the Board.

      (aa) “Non-Employee Director” shall mean a Director who is not a Partner.

      (bb) “Nonqualified Stock Option” shall mean an Option that does not qualify or is not intended to qualify as an Incentive Stock Option.

      (cc) “Option” shall mean a stock option granted pursuant to Section 10 of the Plan.

      (dd) “Optionee” shall mean a Participant who has been granted an Option.

      (ee) “Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

      (ff) “Participant” shall mean a Partner, Director or Consultant granted an Award.

      (gg) “Partner” shall mean any person, including an officer, who is a common law employee of, receives remuneration for personal services to, is reflected on the official human resources database as an employee of, and is on the payroll of the Company or any Subsidiary of the Company. A person is on the payroll if he or she is paid from or at the direction of the payroll department of the Company, or any Subsidiary of the Company. Persons providing services to the Company, or to any Subsidiary of the Company, pursuant to an agreement with a staff leasing organization, temporary workers engaged through or employed by temporary or leasing agencies, and workers who hold themselves out to the Company, or a Subsidiary to which they are providing services as being independent contractors, or as being employed by or engaged through another company while providing the services, and persons covered by a collective bargaining agreement (unless the collective bargaining agreement applicable to the person specifically provides for participation in this Plan) are not Partners for purposes of this Plan and do not and cannot participate in this Plan, whether or not such persons are, or may be reclassified by the courts, the Internal Revenue Service, the U.S. Department of Labor, or other person or entity as, common law employees of the Company, or any Subsidiary, either solely or jointly with another person or entity.

      (hh) “Performance Criteria” shall have the meaning set forth in Section 11(b).

      (ii) “Plan” shall mean this Starbucks Corporation 2005 Long-Term Equity Incentive Plan, including any amendments thereto.

      (jj) “Reprice” shall mean the adjustment or amendment of the exercise price of Options or SARs previously awarded whether through amendment, cancellation, replacement of grants or any other means.

      (kk) “Resignation (or Resign) for Good Reason” shall mean any voluntary termination by written resignation of the Active Status of any Partner after a Change of Control because of: (1) a material reduction in the Partner’s authority, responsibilities or scope of employment; (2) an assignment of duties to the Partner inconsistent with the Partner’s role at the Company (including its Subsidiaries) prior to the Change of Control, (3) a reduction in the Partner’s base salary or total incentive compensation; (4) a material reduction in the Partner’s benefits unless such reduction applies to all Partners of comparable rank; or (5) the relocation of the Partner’s primary work location more than fifty (50) miles from the Partner’s primary work location prior to the Change of Control; provided that the Partner’s written notice of voluntary resignation must be tendered within one (1) year after the Change of Control, and shall specify which of the events described in (1) through (5) resulted in the resignation.

      (ll) “Restricted Stock” shall mean a grant of Shares pursuant to Section 11 of the Plan.

      (mm) “Restricted Stock Units” shall mean a grant of the right to receive Shares in the future or their cash equivalent (or both) pursuant to Section 11 of the Plan.

      (nn) “Retirement” shall mean, (i) with respect to any Partner, voluntary termination of employment after attainment of age 55 and at least ten (10) years of credited service with the Company or any Subsidiary (but only during the time the Subsidiary was a Subsidiary), as determined by the Committee in its sole discretion, and (ii) with respect to any Non-Employee Director, ceasing to be a Director pursuant to election by the Company’s shareholders or by voluntary resignation with the approval of the Board’s chair after having attained the age of 55 years and served continuously on the Board for at least six years.

      (oo) “SAR” shall mean a stock appreciation right awarded pursuant to Section 12 of the Plan.

      (pp) “SEC” shall mean the Securities and Exchange Commission.

      (qq) “Share” shall mean one share of Common Stock, as adjusted in accordance with Section 5 of the Plan.

      (rr) “Stand-Alone SARs” shall have the meaning set forth in Section 12(c) of the Plan.

      (ss) “Subcommittee” shall have the meaning set forth in Section 3(d).

      (tt) “Subsidiary” shall mean (1) in the case of an Incentive Stock Option a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, and (2) in the case of a Nonqualified Stock Option, Restricted Stock, a Restricted Stock Unit or a SAR, in addition to a subsidiary corporation as defined in (1), (A) a limited liability company, partnership or other entity in which the Company controls fifty percent (50%) or more of the voting power or equity interests, or (B) an entity with respect to which the Company possesses the power, directly or indirectly, to direct or cause the direction of the management and policies of that entity, whether through the Company’s ownership of voting securities, by contract or otherwise.

      (uu) “Tandem SARs” shall have the meaning set forth in Section 12(b) of the Plan.

      SECTION 3.     Administration of the Plan.

      (a) Authority. The Plan shall be administered by the Committee. The Committee shall have full and exclusive power to administer the Plan on behalf of the Board, subject to such terms and conditions as the Committee may prescribe. Notwithstanding anything herein to the contrary, the Committee’s power to administer the Plan, and actions the Committee takes under the Plan, shall be limited by the provisions set forth in the Committee’s charter, as such charter may be amended from time to time, and the further limitation that certain actions may be subject to review and approval by either the full Board or a panel consisting of all of the Independent Directors of the Company.

      (b) Powers of the Committee. Subject to the other provisions of this Plan, the Committee shall have the authority, in its discretion:

(i) to grant Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, and SARs to Participants and to determine the terms and conditions of such Awards, including the determination of the Fair Market Value of the Shares and the exercise price, and to modify or amend each Award, with the consent of the Participant when required;

(ii) to determine the Participants, to whom Awards, if any, will be granted hereunder, the timing of such Awards, and the number of Shares to be represented by each Award;

(iii) to construe and interpret the Plan and the Awards granted hereunder;

(iv) to prescribe, amend, and rescind rules and regulations relating to the Plan, including the form of Award Agreement, and manner of acceptance of an Award, such as correcting a defect or supplying any omission, or reconciling any inconsistency so that the Plan or any Award Agreement complies with applicable law, regulations and listing requirements and to avoid unanticipated consequences deemed by the Committee to be inconsistent with the purposes of the Plan or any Award Agreement;

(v) to establish performance criteria for Awards made pursuant to the Plan in accordance with a methodology established by the Committee, and to determine whether performance goals have been attained;

(vi) to accelerate or defer (with the consent of the Participant) the exercise or vested date of any Award;

(vii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted by the Committee;

(viii) to establish sub-plans, procedures or guidelines for the grant of Awards to Partners, Directors, Consultants and Partners working outside of the United States; and

(ix) to make all other determinations deemed necessary or advisable for the administration of the Plan;

      Provided that, no consent of a Participant is necessary under clauses (i) or (vi) if a modification, amendment, acceleration, or deferral, in the reasonable judgment of the Committee confers a benefit on the Participant or is made pursuant to an adjustment in accordance with Section 5.

      (c) Effect of Committee’s Decision. All decisions, determinations, and interpretations of the Committee shall be final and binding on all Participants, the Company (including its Subsidiaries), any shareholder and all other persons.

      (d) Delegation. Consistent with the Committee’s charter, as such charter may be amended from time to time, the Committee may delegate (i) to one or more separate committees consisting of members of the Committee or other Directors who are Independent Directors (any such committee a “Subcommittee”), or (ii) to an Executive Officer of the Company, the ability to grant Awards and take the other actions described in Section 3(b) with respect to Participants who are not Executive Officers, and such actions shall be treated for all purposes as if taken by the Committee; provided that the grant of Awards shall be made in accordance with parameters established by the Committee. Any action by any such Subcommittee or Executive Officer within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee.

      (e) Administration. The Committee may delegate the administration of the Plan to an officer or officers of the Company, and such administrator(s) may have the authority to directly, or under their supervision, execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

      SECTION 4.     Shares Subject to the Plan.

      (a) Reservation of Shares. The shares of Common Stock reserved under this Plan will include reserved shares of Common Stock that are not subject to a grant or as to which the option award granted has been forfeited under the Former Plans, and an additional 24,000,000 shares of Common Stock. Subject to the provisions of Sections 5 of the Plan, the maximum aggregate number of Shares (adjusted, proportionately, in the event of any stock split or stock dividend with respect to the Shares) which may be granted as Incentive Stock Options under the Plan shall not exceed 21,000,000. The aggregate number of Shares available for issuance under the Plan will be reduced by 2.1 Shares for each Share delivered in settlement of any award of Restricted Stock, Restricted Stock Unit, or SAR and one Share for each Share delivered in settlement of an Option . If an Award expires, is forfeited or becomes unexercisable for any reason without having been exercised in full, the undelivered Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future Awards under the Plan. Without limiting the foregoing, unless the Plan shall have been terminated, Shares underlying an Award that has been exercised, either in part or in full, including any Shares that would otherwise be issued to a Participant that are used to satisfy any withholding tax obligations that arise with respect to any Award, shall become available for future Awards under the Plan except to the extent Shares were issued in settlement of the Award. Shares available for issuance under the Plan shall be increased by any shares of Common Stock subject to outstanding awards under the Former Plans on the date of shareholder approval of the Plan that later cease to be subject to such awards for any reason other than such awards having been exercised, subject to adjustment from time to time as provided in Section 5, which shares of Common Stock shall, as of the date such shares cease to be subject to such awards, cease to be available for grant and issuance under the Former Plans, but shall be available for issuance under the Plan. The Shares may be authorized but unissued, or reacquired shares of Common Stock. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

      (b) Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date on which the Company completes the corporate action relating to the grant of such Award and all conditions to the grant have been satisfied, provided that conditions to the exercise of an Award shall not defer the date of grant. Notice of a grant shall be given to each Participant to whom an Award is so granted within a reasonable time after the determination has been made.

      (c) Securities Law Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated under either such Act, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

      (d) Substitutions and Assumptions. The Board or the Committee shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies, provided such substitutions and assumptions are permitted by Section 424 of the Code and the regulations promulgated thereunder. The number of Shares reserved pursuant to Section 4(a) may be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of Shares subject to Awards before and after the substitution.

      SECTION 5.        Adjustments to Shares Subject to the Plan. If any change is made to the Shares by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and/or the price per Share covered by outstanding Awards under the Plan and (iii) the Maximum Annual Participant Award. The Committee may also make adjustments described in (i)-(iii) of the previous sentence in the event of any distribution of assets to shareholders other than a normal cash dividend. In determining adjustments to be made under this Section 5, the Committee may take into account such factors as it deems appropriate, including the restrictions of applicable law and the potential tax consequences of an adjustment, and in light of such factors may make adjustments that are not uniform or proportionate among outstanding Awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Committee shall be final, binding and conclusive. For purposes of this Section 5, conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”

      Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

PART II

TERMS APPLICABLE TO ALL AWARDS

      SECTION 6.     General Eligibility.

      (a) Awards. Awards may be granted to Participants who are Partners, Directors or Consultants; provided however that Incentive Stock Options may only be granted to Partners.

      (b) Maximum Annual Participant Award. The aggregate number of Shares with respect to which an Award or Awards may be granted to any one Participant in any one taxable year of the Company (the “Maximum Annual Participant Award”) shall not exceed 1,750,000 shares of Common Stock (increased, proportionately, in the event of any stock split or stock dividend with respect to the Shares). If an Option is in tandem with a SAR, such that the exercise of the Option or SAR with respect to a Share cancels the tandem SAR or Option right, respectively, with respect to each Share, the tandem Option and SAR rights with respect to each Share shall be counted as covering but one Share for purposes of the Maximum Annual Participant Award.

      (c) No Employment/ Service Rights. Nothing in the Plan shall confer upon any Participant the right to an Award or to continue in service as a Partner or Consultant for any period of specific duration, or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining such person), or of any Participant, which rights are hereby expressly reserved by each, to terminate such person’s services at any time for any reason, with or without cause.

      SECTION 7.      Procedure for Exercise of Awards; Rights as a Shareholder.

      (a) Procedure. An Award shall be exercised when written, electronic or verbal notice of exercise has been given to the Company, or the brokerage firm or firms approved by the Company to facilitate exercises and sales under this Plan, in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been received by the Company or the brokerage firm or firms, as applicable. The notification to the brokerage firm shall be made in accordance with procedures of such brokerage firm approved by the Company. Full payment may, as authorized by the Committee, consist of any consideration and method of payment allowable under Section 7(b) of the Plan. The Company shall issue (or cause to be issued) such share certificate promptly upon exercise of the Award. In the event that the exercise of an Award is treated in part as the exercise of an Incentive Stock Option and in part as the exercise of a Nonqualified Stock Option pursuant to Section 10(a), the Company shall issue a share certificate evidencing the Shares treated as acquired upon the exercise of an Incentive Stock Option and a separate share certificate evidencing the Shares treated as acquired upon the exercise of a Nonqualified Stock Option, and shall identify each such certificate accordingly in its share transfer records. No adjustment will be made for a dividend or other right for which the record date is prior to the date the share certificate is issued, except as provided in Section 5 of the Plan.

      (b) Method of Payment. The consideration to be paid for any Shares to be issued upon exercise or other required settlement of an Award, including the method of payment, shall be determined by the Committee at the time of settlement and which forms may include: (i) with respect to an Option, a request that the Company or the designated brokerage firm conduct a cashless exercise of the Option; (ii) cash; and (iii) tender of shares of Common Stock owned by the Participant in accordance with rules established by the Committee from time to time. Shares used to pay the exercise price shall be valued at their Fair Market Value on the exercise date. Payment of the aggregate exercise price by means of tendering previously-owned shares of Common Stock shall not be permitted when the same may, in the reasonable opinion of the Company, cause the Company to record a loss or expense as a result thereof.

      (c) Withholding Obligations. To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Incentive Stock Option, Nonqualified Stock Option, SAR, Restricted Stock or Restricted Stock Units, or any sale of Shares. The Company shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied. These obligations may be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued to a Participant under such Award or by tendering Shares previously acquired by the Participant in accordance with rules established by the Committee from time to time.

      (d) Shareholder Rights. Except as otherwise provided in this Plan, until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the share certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to the Award, notwithstanding the exercise of the Award.

      (e) Non-Transferability of Awards. An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in exchange for consideration, except that an Award may be transferred by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant; unless the Committee permits further transferability, on a general or specific basis, in which case the Committee may impose conditions and limitations on any permitted transferability.

      SECTION 8.     Expiration of Awards.

      (a) Expiration, Termination or Forfeiture of Awards. Unless otherwise provided in the applicable Award Agreement or any severance agreement, vested Awards granted under this Plan shall expire, terminate, or otherwise be forfeited as follows:

(i) three (3) months after the date the Company delivers a notice of termination of a Participant’s Active Status, other than in circumstances covered by (ii), (iii), (iv) or (v) below;

(ii) immediately upon termination of a Participant’s Active Status for Misconduct;

(iii) twelve (12) months after the date on which a Participant other than a Non-Employee Director ceased performing services as a result of his or her total and permanent Disability;

(iv) twelve (12) months after the date of the death of a Participant whose Active Status terminated as a result of his or her death; and

(v) thirty-six (36) months after the date on which the Participant ceased performing services as a result of Retirement.

      (b) Extension of Term. Notwithstanding subsection (a) above, the Committee shall have the authority to extend the expiration date of any outstanding Option, other than an Incentive Stock Option, or SAR in circumstances in which it deems such action to be appropriate (provided that no such extension shall extend the term of an Option or SAR beyond the date on which the Option or SAR would have expired if no termination of the Partner’s Active Status had occurred).

      SECTION 9.            Effect of Change of Control. Notwithstanding any other provision in the Plan to the contrary, the following provisions shall apply unless otherwise provided in the most recently executed agreement between the Participant and the Company, or specifically prohibited under applicable laws, or by the rules and regulations of any applicable governmental agencies or national securities exchanges or quotation systems.

      (a) Acceleration. Awards of a Participant shall be Accelerated (as defined in Section 9(b) below) as follows:

(i) With respect to Non-Employee Directors, upon the occurrence of a Change of Control;

(ii) With respect to any Partner, upon the occurrence of a Change of Control described in Section 2(f)(i);

(iii) With respect to any Partner who Resigns for Good Reason or whose Active Status is terminated within one year after a Change of Control described in Section 2(f)(ii) or (iii);

(iv) With respect to any Partner, upon the occurrence of a Change of Control described in Section 2(f)(iv) in connection with which each Award is not assumed or an equivalent award substituted by such successor entity or a parent or subsidiary of such successor entity; and

(v) With respect to any Partner who Resigns for Good Reason or whose Active Status is terminated within one year after a Change of Control described in Section 2(f)(iv) in connection with which each Award is assumed or an equivalent award substituted by the successor entity or a parent or subsidiary of such successor entity.

      (b) Definition. For purposes of this Section 9, Awards of a Participant being “Accelerated” means, with respect to such Participant:

(i) any and all Options and SARs shall become fully vested and immediately exercisable, and shall remain exercisable throughout their entire term;

(ii) any restriction periods and restrictions imposed on Restricted Stock or Restricted Stock Units that are not performance-based shall lapse; and

(iii) the restrictions and deferral limitations and other conditions applicable to any other Awards shall lapse, and such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

PART III

SPECIFIC TERMS APPLICABLE TO OPTIONS, STOCK AWARDS AND SARS

      SECTION 10. Grant, Terms and Conditions of Options.

      (a) Designation. Each Option shall be designated in an Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Partner during any calendar year (under all plans of the Company) exceeds $100,000, such excess Options shall be treated as Nonqualified Stock Options. Options shall be taken into account in the order in which they were granted.

      (b) Terms of Options. The term of each Incentive Stock Option shall be no more than ten (10) years from the date of grant. However, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns Shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the term of the Option shall be no more than five (5) years from the date of grant. The terms of all Nonqualified Stock Options shall be at the discretion of the Committee.

      (c) Option Exercise Prices.

(i) The per Share exercise price under an Incentive Stock Option shall be as follows:

(A) If granted to a Partner who, at the time of the grant of such Incentive Stock Option, owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) If granted to any other Partner, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) The per Share exercise price under a Nonqualified Stock Option or SAR shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii) In no event shall the Board or the Committee be permitted to Reprice an Option after the date of grant without shareholder approval.

      (d) Vesting. To the extent Options vest and become exercisable in increments, such Options shall cease vesting as of the date of the Optionee’s Disability or termination of such Optionee’s Active Status for reasons other than Retirement or death, in each of which cases such Options shall immediately vest in full.

      (e) Substitution of Stock SARs for Options. Notwithstanding anything in this Plan to the contrary, if the Company is required to or elects to record as an expense in its consolidated statements of earnings the cost of Options pursuant to FAS 123 or a similar accounting requirement, the Committee shall have the sole discretion to substitute, without receiving Participants’ permission, SARs paid only in stock for outstanding Options; provided, the terms of the substituted stock SARs are the same as the terms of the Options, the number of shares underlying the number of stock SARs equals the number of shares underlying the Options and the difference between the Fair Market Value of the underlying Shares and the grant price of the SARs is equivalent to the difference between the Fair Market Value of the underlying shares and the exercise price of the Options.

      (f) Exercise. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee at the time of grant, and as are permissible under the terms of the Plan. An Option may not be exercised for a fraction of a Share.

      SECTION 11. Grant, Terms and Conditions of Stock Awards.

      (a) Designation. Restricted Stock or Restricted Stock Units may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. Restricted Stock or Restricted Stock Units may include a dividend equivalent right, as permitted by Section 5. After the Committee determines that it will offer Restricted Stock or Restricted Stock Units, it will advise the Participant in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions, including vesting, if any, related to the offer, including the number of Shares that the Participant shall be entitled to receive or purchase, the price to be paid, if any, and, if applicable, the time within which the Participant must accept the offer. The offer shall be accepted by execution of an Award Agreement or as otherwise directed by the Committee. Restricted Stock Units may be paid as permitted by Section 7(b). The term of each award of Restricted Stock or Restricted Stock Units shall be at the discretion of the Committee.

      (b) Performance Criteria. Restricted Stock and Restricted Stock Units granted pursuant to the Plan that are intended to qualify as “performance based compensation” under Section 162(m) of the Code shall be subject to the attainment of performance goals relating to the Performance Criteria selected by the Committee and specified at the time such Restricted Stock and Restricted Stock Units are granted. For purposes of this Plan, “Performance Criteria” means one or more of the following (as selected by the Committee): (i) cash flow; (ii) earnings per share, including as adjusted (A) to exclude the impact of any (1) significant acquisitions or dispositions of businesses by the Company, (2) one-time, non-operating charges, or (3) accounting changes (including the early adoption of any accounting change mandated by any governing body, organization or authority); and (B) for any stock split, stock dividend or other recapitalization; (iii) earnings before interest, taxes, and amortization; (iv) return on equity; (v) total shareholder return; (vi) share price performance; (vii) return on capital; (viii) return on assets or net assets; (ix) revenue; (x) income; (xi) operating income; (xii) operating profit; (xiii) profit margin; (xiv) return on operating revenue; (xv) return on invested capital; (xvi) market price; (xvii) brand recognition/acceptance; (xviii) customer satisfaction; (xix) productivity; or (xx) sales growth and volume. Any of these Performance Criteria may be used to measure the performance of the Company as a whole or any business unit or division of the Company.

      (c) Vesting. Unless the Committee determines otherwise, the Award Agreement shall provide for the forfeiture of the non-vested Shares underlying Restricted Stock or Restricted Stock Units upon the termination of a Participant’s Active Status. To the extent that the Participant purchased the Shares granted under such Restricted Stock or Restricted Stock Units and any such Shares remain non-vested at the time the Participant’s Active Status terminates, the termination of Active Status shall cause an immediate sale of such non-vested Shares to the Company at the original price per Share paid by the Participant.

      SECTION 12. Grant, Terms and Conditions of SARs.

      (a) Grants. The Committee shall have the full power and authority, exercisable in its sole discretion, to grant SARs to selected Participants. The Committee is authorized to grant both tandem stock appreciation rights, consisting of SARs with underlying Options (“Tandem SARs”), and stand-alone stock appreciation rights (“Stand-Alone SARs”) as described below. The terms of SARs shall be at the discretion of the Committee. In no event shall the Board or the Committee be permitted to Reprice a SAR after the date of grant without shareholder approval.

      (b) Tandem SARs.

      (i) Participants may be granted a Tandem SAR, exercisable upon such terms and conditions as the Committee shall establish, to elect between the exercise of the underlying Option for Shares or the surrender of the Option in exchange for a distribution from the Company in an amount equal to the excess of (A) the Fair Market Value (on the Option surrender date) of the number of Shares in which the Participant is at the time vested under the surrendered Option (or surrendered portion thereof) over (B) the aggregate exercise price payable for such vested Shares.

      (ii) No such Option surrender shall be effective unless it is approved by the Committee, either at the time of the actual Option surrender or at any earlier time. If the surrender is so approved, then the distributions to which the Participant shall become entitled under this Section 12(b) may be made in Shares valued at Fair Market Value (on the Option surrender date), in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate.

      (iii) If the surrender of an Option is not approved by the Committee, then the Participant shall retain whatever rights he or she had under the surrendered Option (or surrendered portion thereof) on the Option surrender date and may exercise such rights at any time prior to the later of (A) five (5) business days after the receipt of the rejection notice or (B) the last day on which the Option is otherwise exercisable in accordance with the terms of the instrument evidencing such Option, but in no event may such rights be exercised more than ten (10) years after the date of the Option grant.

      (c) Stand-Alone SARs.

      (i) A Participant may be granted a Stand-Alone SAR not tied to any underlying Option under Section 10 of the Plan. The Stand-Alone SAR shall cover a specified number of Shares and shall be exercisable upon such terms and conditions as the Committee shall establish. Upon exercise of the Stand-Alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (A) the aggregate Fair Market Value (on the exercise date) of the Shares underlying the exercised right over (B) the aggregate base price in effect for those Shares.

      (ii) The number of Shares underlying each Stand-Alone SAR and the base price in effect for those Shares shall be determined by the Committee at the time the Stand-Alone SAR is granted. In no event, however, may the base price per Share be less than the Fair Market Value per underlying Share on the grant date.

      (iii) The distribution with respect to an exercised Stand-Alone SAR may be made in Shares valued at Fair Market Value on the exercise date, in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate.

      (d) Exercised SARs. The Shares issued in settlement of any SARs exercised under this Section 12 shall not be available for subsequent issuance under the Plan. In accordance with Section 4, Shares underlying any exercised SARs that were not issued in settlement of the SAR shall become available for future issuance under the Plan.

PART IV

TERM OF PLAN AND SHAREHOLDER APPROVAL

      SECTION 13.      Term of Plan. The Plan shall become effective as of the Effective Date. It shall continue in effect until the tenth anniversary of the Effective Date or until terminated under Section 14 of the Plan or extended by an amendment approved by the shareholders of the Company pursuant to Section 14(a).

      SECTION 14.           Amendment and Termination of the Plan.

      (a) Amendment and Termination. The Board or the Committee may amend or terminate the Plan from time to time in such respects as the Board may deem advisable (including, but not limited to amendments which the Board deems appropriate to enhance the Company’s ability to claim deductions related to stock option exercises); provided that to the extent required by the Code or the rules of Nasdaq or the SEC, shareholder approval shall be required for any amendment of the Plan. Subject to the foregoing, it is specifically intended that the Board or Committee may amend the Plan without shareholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences deemed by the Committee to be inconsistent with the purpose of the Plan or any Award Agreement.

      (b) Participants in Foreign Countries. The Committee shall have the authority to adopt such modifications, procedures, and sub-plans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

      (c) Effect of Amendment or Termination. Any amendment or termination of the Plan shall not affect Awards already granted and such Awards shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company.

      SECTION 15.     Shareholder Approval. The effectiveness of the Plan is subject to approval by the shareholders of the Company in accordance with applicable Nasdaq rules.

Ticketing and Transportation Information for the Starbucks Corporation
Annual Meeting of Shareholders
at
Marion Oliver McCaw Hall
Mercer Street, between Third and Fourth Avenues, Seattle, Washington at
10 a.m. (Pacific Time)
on
Wednesday, February 9, 2005

Please note: Due to capacity limitations at this event and to ensure a pleasant experience for shareholders, we are implementing a new ticketing process this year. In order to obtain seats at this year’s Annual Meeting, shareholders must request a complimentary ticket through Ticketmaster.

Ticketing Information:

      Shareholders may choose assigned seats within McCaw Hall at Seattle Center to view the live meeting, or general seating within the Exhibition Hall next door to view a live video feed. Starbucks believes both venues will deliver the Starbucks Experience. Ticketmaster will process your request for tickets in two ways beginning January 3, 2005:

1. By phone at 1-877-827-2820 (TTY at 1-800-755-6244) in the U.S. and Canada by providing the password “coffee” and your name as it appears on the proxy voting card. For international ticket requests, please call 206-628-0888; or

2. Online at www.ticketmaster.com/promo/9961 — this link will take you directly to the order page. Or, search www.ticketmaster.com for Starbucks. You will need to enter the password “coffee” when prompted and your name as it appears on the proxy voting card.

      Note: to order complimentary tickets online, shareholders will need to use their existing Ticketmaster account or create an account. As part of the Ticketmaster process, credit card information will be requested to verify identity. The card will not be charged.

      Each shareholder may request up to two complimentary tickets. No service charge will be applied to your order. This is a complimentary service. We encourage shareholders to request tickets early, beginning January 3, 2005.

      Driving directions to the Mercer Street Garage (directly across the street from McCaw Hall): Driving North or South on Interstate 5 (I-5): Take Exit 167, the Mercer Street/ Seattle Center exit. Following the signs to Seattle Center, turn right onto Fairview Avenue; turn left onto Valley, stay in the center or left lanes; Valley becomes Broad Street; turn right on Fifth Avenue North; turn left on Roy Street; turn left on Third Avenue North and left into parking garage.

      Parking Information: There is plentiful parking in the area surrounding McCaw Hall, which is directly across the street from the Mercer Street Garage. Please see the map below for a variety of parking options.

PROXY

FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
STARBUCKS CORPORATION
This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints Orin C. Smith and Paula E. Boggs (collectively, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Starbucks Corporation (the “Company”) to be held at Marion Oliver McCaw Hall on Wednesday, February 9, 2005 at 10 a.m. (Pacific Time) and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment thereof.

(Continued and to be marked, dated and signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲

You can now access your Starbucks Corporation account online.

Access your Starbucks Corporation shareholder/stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for Starbucks Corporation, now makes it easy and convenient to get the following information on your shareholder account:

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.melloninvestor.com
and follow the simple instructions on the website.

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

	FOR	WITHHOLD
	all nominees	AUTHORITY
	listed (except	to vote for
	as withheld)	nominees listed
1. ELECTION OF DIRECTORS:	☐	☐
Class 3 Directors:

01 Barbara Bass 02 Mellody Hobson 03 Olden Lee 04 Howard Schultz
WITHHOLD AUTHORITY to vote for the following Directors:

	FOR	AGAINST	ABSTAIN
2. Proposal to approve the Starbucks Corporation 2005 Equity Incentive Plan, including the reservation of an additional 24,000,000 shares of common stock that may be issued under the plan.	☐	☐	☐

3. Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 2, 2005.	☐	☐	☐

FOR	AGAINST	ABSTAIN
4. Proposal to require the Board of Directors of the Company to establish a policy and goal of purchasing all or substantially all of its coffee as Fair Trade Certified™ coffee by 2010, if properly presented at the meeting.
☐	☐	☐

This proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, AND AGAINST PROPOSAL 4.

Consenting to receive all future annual meeting materials and share- holder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

IMPORTANT – PLEASE SIGN AND RETURN PROMPTLY.

Signature:	Signature if held jointly:	Dated:	, 2005.

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

▲ Detach here from proxy voting card ▲

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/sbux		Telephone 1-800-435-6710		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at: http://www.starbucks.com/aboutus/investor.asp